                       NATIONAL AUTO FINANCE COMPANY L.P.

                             NOTE PURCHASE AGREEMENT

                                   $12,000,000
                            Senior Subordinated Notes

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                                TABLE OF CONTENTS


SECTION 1.  DESCRIPTION OF NOTES AND COMMITMENT..............................  1
   1.1 Description of Notes..................................................  1
   1.2 Repayment of Principal................................................  3
   1.3 Commitment, Closing Date..............................................  4
   1.4 Other Agreements......................................................  4
   1.5 Paying and Exchange Agents............................................  4
   1.6 Restrictions on Transfer..............................................  5

SECTION 2.  PREPAYMENT AND REDEMPTION OF NOTES...............................  7
   2.1 Prepayment at the Election of the Company.............................  7
   2.2 Prepayment Following the Occurrence of a Change in Control Event......  7
   2.3 Prepayment Following the Company's Receipt of a Put Notice............  8
   2.4 Notice of Prepayments................................................. 10
   2.5 Allocation of Prepayments............................................. 10
   2.6 Notes Prepaid in Part................................................. 10
   2.7 Direct Payment........................................................ 11

SECTION 3.  REPRESENTATIONS.................................................. 11
   3.1 Representations of the Company........................................ 11
   3.2 Representations of the Purchasers..................................... 17

SECTION 4. CLOSING CONDITIONS................................................ 19
   4.1 Purchasers' Conditions................................................ 19
   4.2 Company's Conditions.................................................. 21

SECTION 5.  COVENANTS........................................................ 21
   5.1 Financial and Other Reports........................................... 21

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   5.2 Books and Records..................................................... 24
   5.3 Payments.............................................................. 25
   5.4 Company Existence, Etc................................................ 25
   5.5 Payment of Taxes...................................................... 25
   5.6 Insurance............................................................. 25
   5.7 Consolidation, Merger and Sale of Assets.............................. 25
   5.8 Limitation on Indebtedness............................................ 26
   5.9 Limitation on Liens................................................... 27
   5.10 Limitation on Dividends and Other Restricted Payments................ 27
   5.11 Limitations on Advances, Investments and Loans....................... 27
   5.12 Notice to Holders.................................................... 28
   5.13 Compliance with Law.................................................. 29
   5.14 Compliance with Agreements........................................... 29
   5.15 Environmental Covenant............................................... 29
   5.16 Maintenance, Etc..................................................... 29
   5.17 Transactions with Affiliates and Related Persons..................... 29
   5.18 Use of Proceeds...................................................... 31
   5.19 Continuance of Business.............................................. 31
   5.20 Governmental Authorizations.......................................... 31
   5.21 Further Assurances................................................... 31
   5.22 Integration.......................................................... 32
   5.23 Rule 10b-6........................................................... 32
   5.24  Tangible Net Worth.................................................. 32
   5.25 Visitation Rights.................................................... 32
   5.26. Plan Assets......................................................... 33
   5.27 Qualified Public Offering............................................ 33

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   5.28 Put Event Equity Redemption.......................................... 33
   5.29 Board of Directors................................................... 34
   5.30 Sales of New Insider Equity Interests................................ 34
   5.31 Amendments to Partnership Agreement.................................. 34
   5.32 Amendments to Certain Other Documents................................ 34

SECTION 6.  EXCHANGE OF DEFERRED ADDITIONAL INTEREST NOTES................... 35
   6.1 Automatic Exchange.................................................... 35
   6.2 Partial Optional Exchange............................................. 36
   6.3 Optional Exchange Upon Disposition.................................... 37
   6.4 Optional Exchange Upon Non-Qualified Public Offering.................. 38
   6.5 Optional Exchange Upon IronBrand Redemption........................... 39
   6.6 Exchange Rate and Termination of Exchange Rights...................... 40
   6.7 Asset Sales; Liquidation Decisions; Share Sales....................... 41
   6.8 Fractional Equity Interests........................................... 43
   6.9 Notice of Certain Actions............................................. 43
   6.10 Company to Keep Available Equity Interests and Not
          to Enter into Restrictive Agreements............................... 43
   6.11 Taxes on Exchange.................................................... 44
   6.12 Covenant as to Equity Interests...................................... 44
   6.13 Cancellation of Exchanged Deferred Additional Interest Notes......... 44
   6.14 Reclassification, Reorganization, Consolidation, Merger
          or Sale of Assets.................................................. 44

SECTION 7.  EVENTS OF DEFAULT AND REMEDIES THEREFOR.......................... 45
   7.1 Events of Default..................................................... 45
   7.2 Acceleration of Maturities............................................ 47
   7.3 Remedies Cumulative................................................... 48
   7.4 Remedies Not Waived................................................... 48
   7.5 Rescission of Acceleration............................................ 48
   7.6 Subordination......................................................... 49

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SECTION 8.  SUBORDINATION OF NOTES........................................... 49

SECTION 9.  PREEMPTIVE RIGHTS................................................ 49
   9.1 Preemptive Rights with respect to New Insider Equity Interests........ 49
   9.2 Preemptive Rights with respect to Pari Passu Indebtedness and
         Related Equity Interests............................................ 49
   9.3 Preemptive Procedures................................................. 50
   9.4 All Necessary Action.................................................. 51

SECTION 10.  AMENDMENTS, WAIVERS AND CONSENTS................................ 51
   10.1  Consent Required.................................................... 51
   10.2  Effect of Amendment or Waiver....................................... 51
   10.3 Solicitation of Holders.............................................. 51

SECTION 11.  INTERPRETATION OF AGREEMENT; DEFINITIONS........................ 52
   11.1 Definitions.......................................................... 52
   11.2 Accounting Principles................................................ 71
   11.3 Directly or Indirectly............................................... 71

SECTION 12.  MISCELLANEOUS................................................... 71
   12.1 Effect of Conversion to Corporate Form............................... 71
   12.2 Registered Notes..................................................... 71
   12.3 Exchange of Notes.................................................... 72
   12.4 Loss, Theft, Etc. of Notes........................................... 72
   12.5 Treasury Notes....................................................... 73
   12.6 Expenses, Stamp Tax Indemnity........................................ 73
   12.7 Powers and Rights Not Waived; Remedies Cumulative.................... 73
   12.8 Notices.............................................................. 73
   12.9 Successors and Assigns............................................... 74
   12.10 Survival of Covenants and Representations........................... 74

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   12.11 Severability........................................................ 74
   12.12 GOVERNING LAW....................................................... 74
   12.13 SUBMISSION TO JURISDICTION.......................................... 74
   12.14 Captions............................................................ 75
   12.15 Indemnification Provisions.......................................... 75
   12.16 WAIVER OF JURY TRIAL................................................ 75
   12.17 Time of the Essence................................................. 76
   12.18 FINAL AGREEMENT..................................................... 76

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                       NATIONAL AUTO FINANCE COMPANY L.P.

                             NOTE PURCHASE AGREEMENT

                                   $12,000,000
                            Senior Subordinated Notes

Dated as of
August 9, 1996

To the Purchaser Identified
on the Signature Page hereof

Ladies and Gentlemen:

     National Auto Finance Company L.P., a Delaware limited partnership (the "Company"), hereby agrees with you as follows:

SECTION 1. DESCRIPTION OF NOTES AND COMMITMENT

     1.1 Description of Notes.

     (a) The Company has authorized the issuance, sale and delivery of $12,000,000 aggregate principal amount of its Senior Subordinated Notes (the "Senior Subordinated Notes," which term includes each Senior Subordinated Note delivered pursuant to this Agreement and the other Note Purchase Agreements with the other purchasers named in Schedule I), and the related issuance, sale and delivery of its Deferred Additional Interest Notes (the "Deferred Additional Interest Notes," which term includes each Deferred Additional Interest Note delivered pursuant to this Agreement and the other Note Purchase Agreements with the other purchasers named in Schedule I; together with the Senior Subordinated Notes, the "Notes"). The Senior Subordinated Notes and the Deferred Additional Interest Notes shall be offered and sold to you without being registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption therefrom provided by Section 4(2) thereof. You and the other purchasers named in Schedule I are hereinafter sometimes referred to as the "Purchasers". The terms which are capitalized

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herein shall have the meanings set forth in Section 11.1 unless the context shall otherwise require.

     (b) The Senior Subordinated Notes shall be dated the date of issue, shall bear interest on the unpaid portion of the principal amount thereof (subject to the last two sentences of Section 1.1(c) and to Section 6), from such date of issue (or from the date to which interest has been paid) until such unpaid portion of such principal amount shall have become due and payable (whether on the Senior Subordinated Note Repayment Date, by acceleration or otherwise). The rate of interest on the Senior Subordinated Notes shall be equal to the sum of the Senior Subordinated Interest Rate plus the Deferred Additional Interest Rate (interest payable on the Senior Subordinated Notes at the Deferred Additional Interest Rate, "Deferred Additional Interest"), and shall be payable (except for Deferred Additional Interest, which shall be accrued and added to the unpaid portion of the principal amount of the related Deferred Additional Interest Notes, as provided in Section 1.1(c)) quarterly in arrears on the 31st day of each July, October and January and the 30th day of each April in each year (or the next succeeding Business Day if such date is not a Business Day), commencing October 31, 1996 (or the next succeeding Business Day if such date is not a Business Day) (each an "Interest Payment Date"). Interest on the Senior Subordinated Notes shall be payable to the persons in whose names the Senior Subordinated Notes are registered five days prior to any such Interest Payment Date, until and including July 31, 2001 (unless the principal amount thereof has been prepaid in its entirety earlier in accordance herewith) and shall bear interest on overdue principal, on any overdue amounts arising out of a required or optional prepayment of principal and (to the extent not prohibited by applicable law) on any overdue installment of interest at the Overdue Rate after the date on which such amounts are due and payable, whether by acceleration or otherwise, until paid. The principal amount of the Senior Subordinated Notes shall be repaid in accordance with Section 1.2(a).

     (c) The Company shall, on each Interest Payment Date prior to the exchange of the Deferred Additional Interest Note issued in connection with such Senior Subordinated Note in its entirety for Equity Interests, in lieu of paying the Deferred Additional Interest, add such Deferred Additional Interest otherwise payable on such related Senior Subordinated Note on such Interest Payment Dates to the principal balance of such related Deferred Additional Interest Note (which such amount shall be treated as principal for all purposes thereafter). After such an exchange, the Deferred Additional Interest Rate shall no longer be payable on such Senior Subordinated Note and such Senior Subordinated Note shall bear interest at only the Senior Subordinated Interest Rate. Notwithstanding anything to the contrary contained in this Agreement or the Notes, upon a partial exchange other than on an Interest Payment Date of any Deferred Additional Interest Notes pursuant to Section 6.2, 6.3, 6.4 or 6.5, for purposes of calculating the amount of Deferred Additional Interest to be added to the principal amount of the New PAR Note, the New TAG Note, the New NQPO Note or (in the case of Section 6.5) the unredeemed portion of the Deferred Additional Interest Note on the Interest Payment Date immediately following the date of such exchange, the exchange shall be deemed to have been effected on the Interest Payment Date immediately preceding the date of such exchange.

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     (d) The Deferred Additional Interest Notes shall be dated the date of issue, shall bear interest on the unpaid portion of the principal amount thereof (which principal amount shall include any Deferred Additional Interest added to such principal amount pursuant to Section 1.1(c) and Deferred Additional Interest Note Interest added to such principal amount pursuant to this Section 1.1(d)) from such date of issue (or from the date Deferred Additional Interest
Note Interest has been added to the principal balance of the Deferred Additional Interest Notes (as provided below)) until the earlier of the Deferred Additional Interest Note Repayment Date or the exchange of such Deferred Additional Interest Notes for Equity Interests in their entirety pursuant to Section 6, at the Deferred Additional Interest Rate quarterly in arrears on the Interest Payment Dates, which interest, in lieu of being paid in cash, shall be added to the principal balance of the Deferred Additional Interest Notes (which such amount shall be treated as principal for all purposes thereafter) (such interest when added to the principal balance of the Deferred Additional Interest Notes,

"Deferred Additional Interest Note Interest"). Deferred Additional Interest Note Interest shall be due and payable on the Deferred Additional Interest Note Repayment Date, if the Deferred Additional Interest Notes have not previously been exchanged for Equity Interests in their entirety pursuant to Section 6, to the person in whose name the Deferred Additional Interest Note is registered five days prior to such Deferred Additional Interest Note Repayment Date, and shall bear interest on overdue principal at the Overdue Rate after the date on which such principal is due and payable, until paid. The principal amount of the Deferred Additional Interest Notes shall be repaid in accordance with Section 1.2(b).

     (e) The holder of a Deferred Additional Interest Note shall record each addition to the principal thereof on Schedule I thereto, which such notation shall be endorsed by the Company.

     (f) The Senior Subordinated Notes shall be issuable in registered form without interest coupons in minimum initial denominations of $100,000 and integral multiples of $1,000 in excess of such amount and shall be substantially in the form attached hereto as Exhibit A. The Deferred Additional Interest Notes shall be issuable in registered form without interest coupons and without initial denominations and shall be substantially in the form attached hereto as Exhibit B. Interest on the Notes shall be computed on a 360-day year of twelve 30-day months. The Notes are subject to prepayment or redemption in advance of the scheduled Senior Subordinated Note Repayment Date on the terms and conditions and in the amounts and at the price set forth in Section 2 of this Agreement.

     1.2 Repayment of Principal.

     (a) The entire principal amount of each Senior Subordinated Note shall be repaid to each holder of Senior Subordinated Notes, together with any accrued but unpaid interest thereon, on July 31, 2001 (the "Senior Subordinated Note Repayment Date").

     (b) Payments of principal on the Deferred Additional Interest Notes (including all Deferred Additional Interest and Deferred Additional Interest
Note Interest added to such principal) shall be repaid to each holder of Deferred Additional Interest Notes, together with

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any accrued but unpaid interest thereon, on July 31, 2006 (the "Deferred
Additional Interest Note Repayment Date" and, together with the Senior Subordinated Note Repayment Date, the "Repayment Dates"); provided, that if the Deferred Additional Interest Notes have previously been exchanged in their entirety for Equity Interests pursuant to Section 6, no such payments shall be made. The Company shall give written notice to the holders of Deferred Additional Interest Notes (as such notice is described in Section 12.8) not less than thirty (30) days nor more than sixty (60) days before the Deferred Additional Interest Note Repayment Date, which notice shall state (a) such date,
(b) the amount of principal of such Deferred Additional Interest Notes which such holder shall receive on such date and (c) the aggregate principal amount of the Deferred Additional Interest Notes held by such holder and the total principal amount of all Deferred Additional Interest Notes outstanding (in each case as of the date of such notice).

     1.3 Commitment, Closing Date.

     (a) Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, on the Closing Date hereinafter mentioned, Senior Subordinated Notes and Deferred Additional Interest Notes in the aggregate principal amounts set forth below your name in Schedule I, at a price of 100% of the principal amount of such Senior Subordinated Notes.

     (b) Delivery of the Notes shall be made at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, against payment therefor in U.S. Federal or other funds currently and immediately available to the account of the Company at First Union National Bank, Charlotte, N.C., ABA #053000219, A/C #2000000717537 (transmitted via wire transfer in accordance with a letter of instructions to be delivered to you at least one (1) Business Day prior to the Closing Date), in the amount of the purchase price prior to 5:00 p.m., New York City time, on August 9, 1996 or such date as shall be mutually agreed upon by the Company and you (the "Closing Date"). The Notes delivered to you on the Closing Date shall be delivered to you in the form of a Senior Subordinated Note or Notes and Deferred Additional Interest Note or Notes for the full amount of your purchase (as you have specified in Schedule I), without interest coupons and registered in your name or in the name of such nominee (for your benefit) as you have specified in Schedule I.

     1.4 Other Agreements. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company Senior Subordinated Notes and Deferred Additional Interest Notes, in the aggregate principal amount(s) set forth below such Purchasers' names in Schedule I (this Agreement and such other agreements collectively, the "Note Purchase Agreements"). The obligations of each Purchaser shall be several and not joint, and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

     1.5 Paying and Exchange Agents1.5 Paying and Exchange Agents. The Company may appoint an office or agency where Notes may be presented or surrendered for payment, where Notes may be

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surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes may be served (the "Paying Agent"), and the Company may appoint an office or agency where Deferred Additional Interest Notes may be surrendered in exchange for Equity Interests (the "Exchange Agent"). If the Company does not appoint a Paying Agent or Exchange Agent, then the Company shall act as Paying Agent or Exchange Agent, as the case may be, at its principal executive office located at 621 NW 53rd St., Suite 200, Boca Raton, FL 33487. If the Company does appoint a Paying Agent or Exchange Agent, each such office or agency shall be a state or national bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia and having capital, surplus and undivided profits aggregating at least $50,000,000, and shall maintain the appointed office or agency in the Borough of Manhattan, the City of New York, New York (or such other major U.S. financial center as shall be agreed by the Company and, with respect to the Paying Agent, the holders of at least a majority in the then outstanding principal amount of the Notes and, with respect to the Exchange Agent, the holders of at least a majority in the then outstanding principal amount of the Deferred Additional Interest Notes).

     The Company may also from time to time designate one or more other offices or agencies meeting the criteria set forth above where the Notes may be presented or surrendered for any or all of the foregoing purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligations set forth in this Section 1.5. The Company shall give prompt written notice to each holder of the Notes (in the manner provided for in Section 12.8) of any such designation or rescission and of any change in the location of any such other office or agency.

     1.6 Restrictions on Transfer.

     (a) The Deferred Interest Notes shall not be transferable apart from the related Senior Subordinated Notes and vice versa; provided, however, that a Deferred Additional Interest Note shall be transferable if the Senior Subordinated Note issued in connection therewith is no longer outstanding and vice versa. The Purchasers agree not to sell or transfer the Notes to a Third Party Investor prior to the first anniversary of the Closing Date. As of and after such anniversary and subject to Section 1.6(b), a Purchaser or Purchasers may transfer Notes to a Third Party Investor reasonably acceptable to the Company; provided, however, that the Notes may be transferred only in amounts greater than 50% of the aggregate original principal balance of all the Notes, or equal to 100% of the aggregate outstanding principal balance of the Notes issued to any Purchaser; and provided, further, that no such transfer of Notes by means of an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise shall be permitted if such transfer would result in the creation of a "publicly traded partnership", as defined in Section 7704 of the Code.

     (b) Prior to proposing to sell or transfer Notes to a Third Party Investor, a holder of Notes shall first offer such Notes to the Company in accordance with the following provisions:

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          (i) The holder shall deliver written notice (the "Offer Notice") to the Company stating (A) its bona fide intention to offer to sell or transfer such Notes to a Third Party Investor, (B) the aggregate principal amount of each Note to be offered, (C) the proposed price and other proposed terms and conditions on which each Note is to be offered and (D) all information which it proposes to distribute to the offeree(s) of such Notes. Within 30 days after the mailing of the Offer Notice, the Company may elect to bid for such Notes at a price determined by the Company (such price, the "Company Bid Price") by providing such bid in writing to the holder of such Notes.

          (ii) If the Company elects to bid for such Notes and the Company Bid

Price is at least equal to the proposed price set forth in the Offer Notice and the other material terms and conditions of the Company's bid are at least as favorable to such holder as those in the Offer Notice, such holder shall be bound to sell such Notes to the Company at such price and terms.

          (iii) If the Company elects to bid at a Company Bid Price lower than the proposed price set forth in the Offer Notice or the other material terms and conditions of the Company's bid are not at least as favorable to such holder as those in the Offer Notice, the holder may accept such bid and sell such Notes to the Company at the Company Bid Price or, for a period of 60 days after receipt by the holder of the Company's bid, solicit bids from Third Party Investors to purchase such Notes. If the holder receives bid(s) from one or more Third Party Investors, the holder shall provide written notice to the Company of the prices offered in such bid(s) no later than five days after such 60th day. The Company shall then have the right (unless prohibited by applicable Laws), by providing written notice to the holder no later than ten days after such 60th day, to purchase such Notes from the holder (A) at the Company Bid Price, if no bid price by a Third Party Investor is higher than the Company Bid Price, or (B) at a price equal to 110% of the highest Third Party Investor bid price, if such Third Party Investor bid price is higher than the Company Bid Price.

     (c) If a Third Party Investor proposes to purchase any Notes from a holder of Notes (outside of a bidding process conducted under Section 1.6(b)(iii)), such holder of Notes shall, promptly upon receipt of any such proposal, notify the Company thereof. If such holder intends to sell or transfer its Notes to such Third Party Investor, such holder shall, promptly after making its decision to sell its Notes to such Third Party Investor and in any event prior to consummating a sale or transfer of such Notes to such Third Party Investor, offer to sell or transfer such Notes to the Company in accordance with the following provisions:

          (i) The holder shall deliver written notice (the "Sale Notice") to the Company stating (A) its bona fide intention to sell or transfer such Notes to such Third Party Investor, (B) the aggregate principal amount of each Note to be sold or transferred, (C) the price for which and other material terms and conditions upon which it proposes to sell or transfer such Notes, (D) all information such holder has provided to the Third Party Investor and (E) the identity of the Third Party Investor, and shall attach to such notice copies of any written proposal for such sale or transfer (whether such proposal was prepared by the holder or the Third Party Investor).

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          (ii) The Company shall then have the right (unless prohibited by applicable Laws), by providing written notice to the holder no later than ten
(10) Business Days after receiving such Sale Notice, to elect to purchase such Notes from the holder at the price for which and in accordance with the other material terms and conditions upon which the holder proposed to sell or transfer such Notes to such Third Party Investor. Failure of the Company to give notice of election of purchase within the required period shall be deemed a waiver of the Company's right to elect to purchase such Notes with respect only to the sale or transfer in question.

SECTION 2. PREPAYMENT AND REDEMPTION OF NOTES


     No prepayment or redemption of the Notes may be made except to the extent and in the manner expressly provided in this Section 2.

     2.1 Prepayment at the Election of the Company.

     (a) The Company may prepay the Senior Subordinated Notes at any time on or after the earlier to occur of (i) August 9, 1999 and (ii) a Sale Event, in each case at the option of the Company exercised by written notice to each holder in accordance with Section 2.4, in whole or from time to time in part in a minimum amount of $100,000 and in integral multiples of $1,000 in excess of such amount, by payment of the Prepayment Call Price to each holder of the Senior Subordinated Notes.

     (b) The Deferred Additional Interest Notes may not be prepaid at the election of the Company at any time.

     2.2 Prepayment Following the Occurrence of a Change in Control Event.

     (a) Upon the occurrence of a Change in Control Event, the Company shall prepay such of the Notes or portion of the Notes as the holders thereof shall have elected prepayment with respect thereto pursuant to this Section 2.2, by payment of the Change in Control Event Prepayment Price on, subject to the last sentence of this Section 2.2, the related Change in Control Event Prepayment Date.

     (b) Not later than three (3) Business Days following the date on which the Company obtains knowledge of the occurrence of a Change in Control Event, the Company shall give written notice (a "Change in Control Event Notice") by facsimile or other same-day written communication to all holders of Notes stating (a) a brief description of the Change in Control Event and of the prepayment right pursuant to this Section 2.2, (b) the first and last days of the Change in Control Event Prepayment Period related to the Change in Control Event, and (c) that the prepayment right may be exercised as to all (or a portion of) a holder's Notes.

     (c) To elect prepayment with respect to any Change in Control Event, the holder of any Note to be prepaid in whole or in part must give, not less than ten (10) Business Days after receipt of the Change in Control Event Notice (or such earlier date as the holders of at

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least a majority in the then outstanding principal amount of the Notes give written notice to the Company that a Change in Control Event has occurred), written notice to the Company stating that the holder elects to have the Company prepay such Note in whole or in part. If less than all holders of the Notes elect prepayment or if any holder elects prepayment of its Notes only in part, the Company shall, three (3) Business Days after such tenth Business Day, give same-day written notice thereof to all holders electing partial prepayment of their Notes, in which event such other holders may then elect full prepayment of their Notes by giving written notice to the Company not more than five (5) Business Days after the date of such additional notice, stating that such holder elects to have the Company prepay such Note in whole. Failure of a holder to give notice of election of prepayment within the required notice period shall be deemed a waiver of such holder's right to elect prepayment with respect only to the Change in Control Event in question. On the Change in Control Event Prepayment Date the aggregate amount of the Notes as to which the holders thereof have elected prepayment shall become due and payable at the Change in Control Event Prepayment Price; provided, however, that in the case of a Change in Control Event described in clause (ii) of the definition thereof, such Notes shall become due and payable, and the Company shall be obligated to pay the Change in Control Prepayment Price, immediately preceding or simultaneously with the consummation of the transaction that results in a Change in Control Event pursuant to clause (i) of the definition thereof as contemplated in clause (ii) of the definition thereof.

     (d) For the sake of clarity, if an Automatic Exchange Event is also a Change in Control Event, Deferred Additional Interest Notes shall not be prepaid pursuant to Section 2.2, as they will automatically have been exchanged for Equity Interests pursuant to Section 6.

     2.3 Prepayment Following the Company's Receipt of a Put Notice.

     (a) Upon the Company's receipt of a Put Notice, the Company shall prepay the Senior Subordinated Notes and/or the Deferred Additional Interest Notes pursuant to this Section 2.3, by payment of the Put Event Prepayment Price immediately preceding any redemption of or any distribution on IronBrand's Equity Interests.

     (b) Not later than two (2) Business Days after the date on which the Company receives a Put Notice (but in no event not less than two (2) Business Days before the Company redeems or makes distributions in connection with such Put Notice on IronBrand's Equity Interests pursuant to Article XI of the Partnership Agreement), the Company shall give written notice (a "Put Event Notice") by facsimile or other same-day written communication to all holders of Notes stating (i) a brief description of the Put Event (as defined in Section
11.5 of the Partnership Agreement) and of the prepayment right pursuant to this
Section 2.3, (ii) whether the Company has decided to redeem IronBrand's Equity Interests pursuant to Section 11.3 of the Partnership Agreement or cause the Company to effect a Sale Transaction (as defined in Section 11.6 of the Partnership Agreement), which such decision shall be binding on the Company and irrevocable at the time provided in Section 2.3(d) and (iii) that the prepayment right must be exercised as to all of a holder's Senior Subordinated Notes and/or Deferred Additional Interest Notes but (A) that a holder's Senior Subordinated Notes or Deferred Additional Interest Notes will not be so prepaid unless holders of at least a majority

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of the then outstanding principal amount of the Senior Subordinated Notes or
Deferred Additional Interest Notes, as the case may be, elect such prepayment and (B) that if such holder does not elect such prepayment, such holder's Senior Subordinated Notes or Deferred Additional Interest Notes will in any event be so prepaid if a majority of the then outstanding principal amount of the Senior Subordinated Notes or Deferred Additional Interest Notes, as the case may be, elects such prepayment.


     (c) (i) To elect prepayment with respect to any Put Event, a holder of Notes must give, not later than two (2) Business Days after receipt of the Put Event Notice, written notice to the Company stating that the holder elects to have the Company prepay all Senior Subordinated and/or Deferred Additional Interest Notes held by such holder.

          (ii) If the holders of at least a majority of the then outstanding principal amount of the Senior Subordinated Notes or of at least a majority of the then outstanding principal amount of the Deferred Additional Interest Notes elect prepayment, all outstanding Senior Subordinated Notes or outstanding Deferred Additional Interest Notes, as the case may be, shall be prepaid in accordance with the provisions of this Section 2.3 and the Company shall, within two (2) Business Days after such second Business Day, give same-day written notice thereof to all holders of such class of Notes that such Notes shall be so prepaid.

          (iii) If the holders of less than a majority in the then outstanding principal amount of the Senior Subordinated Notes or less than a majority in the then outstanding principal amount of the Deferred Additional Interest Notes elect prepayment, the Company shall, two (2) Business Days after such second Business Day, give same-day written notice thereof to all holders of such class of Notes that no such Notes shall be prepaid unless at least such a majority elects prepayment, in which event such holders not previously electing to have such Notes prepaid may elect prepayment of their Notes by giving written notice to the Company not more than two (2) Business Days after the date of such additional notice, stating that such holder elects to have the Company prepay all of such holder's Notes. If, after such two (2) Business Days, the holders of at least a majority in the then outstanding principal amount of the Senior Subordinated Notes or at least a majority in the then outstanding principal amount of the Deferred Additional Interest Notes elect prepayment, all outstanding Senior Subordinated Notes or outstanding Deferred Additional Interest Notes, as the case may be, shall be prepaid in accordance with the provisions of this Section 2.3.

     (d) If after providing a Put Event Notice and prior to at least the fifth Business Day preceding any redemption of or distribution on IronBrand's Equity Interests pursuant to Article XI of the Partnership Agreement, the Company changes its decision referred to in Section 2.3(b)(ii) (which such decision may only be changed prior to such fifth day), the Company shall provide same-day facsimile or other written notice to the holders of all Notes and any holder may, notwithstanding any other provision of this Section 2.3, change its decision as to whether to elect prepayment of its Notes by providing same-day facsimile or other written notice to the Company. After such fifth Business Day, all of the Senior Subordinated Notes and all of the Deferred Additional Interest Notes shall be redeemed if the holders of at least a majority of the then outstanding principal amount of such class of Notes has ultimately elected prepayment of such Notes or shall not be redeemed if the holders of at least a majority of the then outstanding principal amount of such class of Notes has ultimately not elected prepayment of such Notes. Subject to the preceding provisions of this Section 2.3(d), the failure of a holder to give notice of election of prepayment within the required notice period shall be deemed a waiver of such holder's right to elect prepayment with respect to the Company's receipt of a Put Notice. Immediately preceding any redemption of or distribution on IronBrand's Equity Interests pursuant to Article XI of the Partnership Agreement, the aggregate amount of the Notes as to which the holders thereof have elected prepayment shall become due and payable at the Put Event Prepayment Price.

     The Company hereby agrees not to redeem IronBrand's Equity Interests pursuant to Section 11.3 of the Partnership Agreement and not to distribute to any Persons owning Equity Interests in the Company the net consideration received by the Company in connection with any Sale Transaction until the end of the notice process in this Section 2.3 and until the Company has paid in full the Put Event Prepayment Price to each holder of Notes electing prepayment pursuant to this Section 2.3, subject to Section 5.28 in respect of any Equity Interests issued to any holder in exchange for any Deferred Additional Interest Notes being redeemed pursuant to Section 5.28 in connection herewith.

     2.4 Notice of Prepayments. The Company shall give written notice (as such notice is described in Section 12.8) of any prepayment of the Notes at the option of the Company pursuant to Section 2.1 or 5.7(b), as the case may be, to each holder thereof, not less than thirty (30) days nor more than sixty (60) days before the date fixed for such optional prepayment, specifying (a) such date (referred to herein as a "Prepayment Date"), (b) the principal amount of the holder's Notes to be prepaid on such date, (c) the Prepayment Call Price and
(d) the place or places where such Notes are to be surrendered for payment of the Prepayment Call Price. Notice of prepayment having been so given, the Prepayment Call Price specified in such notice thereon shall become due and payable on the Prepayment Date.

     2.5 Allocation of Prepayments. Any prepayments of Senior Subordinated Notes in part pursuant to Sections 2.1 or 5.7(b), as the case may be, shall be applied on all outstanding Senior Subordinated Notes ratably in accordance with the unpaid principal amounts thereof, determined as of the date notice is given to the holders of the Notes pursuant to Section 2.4.

     2.6 Notes Prepaid in Part. Any Note which is to be prepaid only in part shall be surrendered at an office or agency of the Company maintained for that purpose pursuant to Section 1.5 (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by the holder thereof or his attorney duly authorized in writing), and the Company shall execute and deliver to the holder of such Note without service charge, a new Note or Notes, of any denomination requested by such holder, in an aggregate principal amount equal to and in exchange for the portion of the principal of the Note so surrendered which has not been prepaid.

     2.7 Direct Payment. Notwithstanding anything to the contrary in Section 1.5 or Section 12.2 or in the Notes, in the case of any Note owned by a Purchaser or its nominee or owned by any other holder of the Notes who has given written notice to the Company requesting that the provisions of this Section 2.7 shall apply, the Company shall promptly and punctually pay or cause any Paying Agent to pay, when due, the principal thereof, interest thereon, or Prepayment Call

Price or Change in Control Event Prepayment Price with respect thereto, if any, without any presentment thereof, directly to such Purchaser or such subsequent holder at the address of such Purchaser set forth in Schedule I or at such other address as such Purchaser or such subsequent holder may from time to time designate in writing to the Company or, if a bank account is designated for such Purchaser on Schedule I hereto or in any written notice to the Company from such Purchaser or any such subsequent holder, the Company shall make such payments in current and immediately available funds which at the time of payment shall be legal tender in the United States of America for the payment of public and private debts to such bank account, marked for attention as indicated, or in such other manner or to such other account of such Purchaser or such holder in any bank in the United States as the Purchaser or any such holder may from time to time direct in writing; provided, however, that any Note paid or prepaid in full shall promptly be surrendered to the Company at its principal executive office at 621 NW 53rd Street, Suite 200, Boca Raton, FL 33487, or, if applicable, at the office or agency maintained pursuant to Section 1.5, upon such payment or prepayment. The holder of any Notes to which this Section 2.7 applies agrees that it shall make a notation thereon of all principal, if any, prepaid in part on such Notes and shall also note thereon the date to which interest has been paid on such Notes and that if requested by the Company or any Paying Agent, shall verify to the Company and any Paying Agent such notations on the Notes by the delivery in the manner contemplated by Section 12.8 of a photocopy of such notations as they appear on the Notes. With respect to Notes to which this Section 2.7 applies, the Company shall be entitled to presume conclusively for all purposes hereunder that the Purchaser or such subsequent holder as shall have requested the provisions hereof to apply to its Notes remains the holder of such Notes until (a) the Company shall have received from the transferor written notice of the transfer of such Notes, and of the name and address of the transferee, or (b) such Notes shall have been presented to the Company as evidence of the transfer.

SECTION 3. REPRESENTATIONS

     3.1 Representations of the Company. The Company represents and warrants that as of the date hereof:

     (a) (i) The Company and each Subsidiary (other than the Trusts) (A) are limited partnerships duly organized and validly existing under the Laws of the respective jurisdictions of their organization, (B) are not in liquidation, (C) have the requisite partnership powers and governmental licenses, authorizations, consents and approvals required to own or lease or operate their properties and to carry on their business as now conducted and as presently proposed to be conducted, except where the failure to have obtained such licenses, authorizations, consents or approvals would not have a Material Adverse Effect, and (D) have been duly qualified to conduct business in each jurisdiction where required by the conduct of their business or their ownership of properties, except where the failure to be so qualified would not have a Material Adverse Effect.

          (ii) The Trusts (A) are trusts validly existing under applicable Laws,
(B) are not in liquidation, (C) have the requisite trust powers and governmental licenses, authorizations, consents and approvals required to own or lease or operate their properties and to carry on their business as now conducted and as presently proposed to be conducted, except where the failure to have obtained such licenses, authorizations, consents or approvals would not have a Material Adverse Effect, and (D) have been duly qualified to conduct business in each jurisdiction where required by the conduct of their business or their ownership of properties, except where the failure to be so qualified would not have a Material Adverse Effect.

     (b) (i) The Company and each Subsidiary (other than the Trusts) have good and valid title in fee simple to all real property and good and valid title to all personal property owned by them, in each case free and clear of all Liens and defects, except for Permissible Liens and such individual Liens as do not secure Indebtedness in excess of $100,000, and any real property and buildings held under lease by the Company and each Subsidiary are held by them under valid, subsisting and enforceable leases with such exceptions as are not material to the Company and its Subsidiaries taken as a whole. The aggregate amount of Indebtedness of the Company and its Subsidiaries taken as a whole that is secured by Liens does not exceed $1,000,000.

          (ii) The Trusts have good and valid title to all property owned by them, in each case free and clear of all Liens and defects, except for Liens securing debt incurred in connection with securitizations of assets, which such securitizations were in the ordinary course of business.

     (c) The execution, delivery and performance of this Agreement, the Notes and the Registration Rights Agreement, the exchange of the Deferred Additional Interest Notes for Equity Interests as provided herein and in the Deferred Additional Interest Notes and the issuance of such Equity Interests, and the consummation of the transactions contemplated hereby and thereby are within the powers of the Company and have been duly authorized by all necessary partnership action on the part of the Company. On the Closing Date, this Agreement, the Notes and the Registration Rights Agreement will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject as to enforcement only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (d) The Audited Financial Statements and the unaudited consolidated financial statements of the Group for the six-month period ended June 30, 1996, have been prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis and fairly present the financial condition and the results of operations of the Group at and for the periods covered thereby. Since December 31, 1995, there has not been any material adverse change in the business, condition (financial or otherwise), operations, liabilities, assets or prospects of the Company or of the Group.

     (e) The Company and each of its Subsidiaries (other than the Trusts) have filed all tax returns or extensions and all information or similar reports required by law to have been filed by them and have paid all taxes and other governmental charges which they are required to have paid, other than taxes and governmental charges the amount of which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been taken in accordance with generally accepted accounting principles.

     (f) The Company has taken all action within its powers that is necessary to reserve a sufficient number of Equity Interests for issuance upon exchange of the Deferred Additional Interest Notes in accordance with the terms of such Notes and this Agreement. The Company has taken all action within its powers that is necessary as of the date hereof to duly and validly authorize the issuance of such Equity Interests upon such exchange in accordance with all applicable Laws and the Company's organizational documents. The Equity Interests initially issuable upon exchange of the Deferred Additional Interest Notes, when issued and delivered upon exchange of the Deferred Additional Interest Notes in accordance with the provisions of the Deferred Additional Interest Notes and this Agreement, will be validly issued, fully paid and nonassessable, and the issuance of such Equity Interests upon such exchange is not subject to preemptive or similar rights.

     (g) None of the issuance and sale of the Notes, the execution, delivery or performance of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby or thereby (i) requires any consent, approval, authorization or other order of or registration or filing with, any Governmental Authority (except for such consent, approval, authorization or other order, registration or filing (A) that has been obtained or made, as the case may be, on or prior to the Closing Date, or (B) that may be required in connection with future registered offerings pursuant to the Registration Rights Agreement or (C) that may be required under any federal or state securities law in connection with the issuance of Equity Interests upon the exchange of the Deferred Additional Interest Notes), (ii) conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, (A) the certificate of limited partnership or partnership agreement, or other organizational documents, of the Company or any of its Subsidiaries, or (B) except for any such conflict, breach or default in respect of which a consent has been obtained on or prior to the Closing Date, any agreement, indenture, lease or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties may be bound, (iii) violates or will violate any existing Law applicable to the Company or any of its Subsidiaries or any of their properties, or (iv) results or will result in the creation or imposition of any Lien, upon any property or assets of the Company or any of its Subsidiaries pursuant to the terms of any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound or to which any of their property or assets is subject except, in the case of clauses (ii)(B), (iii) and (iv), for conflicts, violations, breaches or defaults which individually and in the aggregate would neither hinder or impair the transactions contemplated hereby nor have a Material Adverse Effect.

     (h) Neither the Company nor any Subsidiary is in violation of its certificate of limited partnership or partnership agreement, or other organizational documents, or in violation in any material respect of any Laws applicable to it. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any officer thereof, or to which the Company or any of its Subsidiaries or any of its or their properties is subject, that if adversely determined, would have a Material Adverse Effect.

     (i) Neither the Confidential Private Placement Memorandum dated May 1, 1996 (the "Private Placement Memorandum"), including any Exhibits thereto, as amended or supplemented to the date hereof, nor any other written material provided by or on behalf of the Company to the Purchasers, its auditors, attorneys, employees, agents or any other representatives on or prior to the Closing Date, contained as of its date or contains as of the date hereof any untrue statement of a material fact or omitted as of its date or omits as of the date hereof to state a material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

     (j) Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities to, or solicited any offer to purchase the same from, or otherwise approached or negotiated in respect thereof with, any Person, or has taken any other action, which in all cases mentioned above would require the registration of the Notes under Section 5 of the Securities Act or under the registration and qualification provisions of any securities or "blue sky" law of any applicable jurisdiction. The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

     (k) The Company is not, and is not directly or indirectly controlled by or acting on behalf of any person which is, required to register as an "investment company" under the Investment Company Act of 1940, as amended.

     (l) Neither the Company nor any of its Subsidiaries has any contingent liabilities, including without limitation any Contingent Liabilities and liabilities under contracts of the type referred to in Section 3.1(r), that would be material to the Company or to the Company and any of its Subsidiaries on a consolidated basis and are not disclosed in the financial statements described in Section 3.1(d).

     (m) The Company and its Subsidiaries are and have been in compliance with all applicable Laws (including, without limitation, Environmental Laws) in respect of the operation of all properties (including, without limitation, leased or owned facilities) by the Company and its Subsidiaries and the conduct of its and their business.

     (n) There is no Environmental Condition in respect of the Company and its Subsidiaries.

     (o) (i) Assuming the accuracy of the representation set forth in Section 3.2(b), the execution and delivery of this Agreement and the issue and purchase of the Notes hereunder will not, as of the date hereof, involve any transaction that is prohibited under Section 406(a) of ERISA or which is a "prohibited transaction" as defined in Section 4975(c)(1) of the Code, in either case for which a statutory or administrative exemption is not available.

          (ii) Neither the Company nor any Subsidiary maintains, contributes to or has liability (contingent or otherwise) with respect to any Plan or Multiemployer Plan.

          (iii) Neither the Company nor any Subsidiary has any ERISA Affiliates (other than the Company, its Subsidiaries and National Auto Finance Corporation).

          (iv) Each employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by the Company or any of its Subsidiaries complies in all material respects with the currently applicable provisions of the Code and ERISA, and the Company and each of its Subsidiaries has timely made all contributions and other payments required to be made by such Persons to each such employee benefit plan.

          (v) Neither the Company, any of its Subsidiaries nor any employee benefit plan maintained by any such Person provides post-employment medical or life insurance benefits that are not accrued as liabilities on the books of the Company or any of its Subsidiaries in accordance with generally accepted accounting principles.

          (vi) No Person or employee benefit plan maintained by the Company or any of its Subsidiaries has engaged in a transaction that could, directly or indirectly, result in any material liability of the Company or any Subsidiary, individually or taken as a whole, under ERISA (including without limitation Sections 409, 502(i) and 502(1) thereof) or Section 4975 of the Code or pursuant to any statute or agreement under which the Company or any of its Subsidiaries has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, ERISA or Section 4975 of the Code, as the case may be.

     (p) Other than ACCH and the Trusts, the Company has no Subsidiaries, corporate or otherwise and does not own, directly or through any Subsidiary, any interest in any partnership, joint venture or other entity.

     (q) Set forth in Schedule 3.1(q) of the Disclosure Letter is a list of all agreements, contracts, commitments, leases and other instruments, documents and undertakings material to the business or assets of the Company or any of its Subsidiaries (collectively, the "Contracts"). Each of the Contracts is valid and enforceable in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither the Company nor any of its Subsidiaries is, and to the Company's and all of its Subsidiaries' knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any such Contract, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder. Furthermore, no such Contract, in the reasonable opinion of the Company and its Subsidiaries, contains any material contractual requirement with which there is a reasonable likelihood the Company or any of its Subsidiaries will be unable to comply.

     (r) Except for the Amended and Restated Services Agreement between the Company and World Omni Financial Corp. dated as of December 5, 1994, a copy of which has been provided to the Purchasers, neither the Company nor any of its Subsidiaries has entered into, is a party to, or has any obligations under, any material contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

     (s) All of the Company's transactions and relationships with its Subsidiaries and the Company's and its Subsidiaries' transactions and relationships with Affiliates are on fair and reasonable terms comparable to those that would be obtained in an arm's-length transaction between unrelated third parties and have been disclosed to the Purchasers, it being understood that the transactions and relationships set forth in Schedule 3.1(s) to the Disclosure Letter shall be considered fair and on reasonable terms comparable to those that would be obtained in an arm's length transaction between unrelated third parties.

     (t) Except for a fee payable to First Union Capital Markets Corporation as placement agent (the "Placement Agent") in connection with the issuance and sale of the Notes, no broker's or finder's fee or commission will be payable by the Company or any of its Subsidiaries with respect to the issuance and sale of the Notes or the transactions contemplated hereby. The Company shall hold the holders of the Notes harmless from any claim, demand or liability for any such broker's or finder's fees or commission alleged to have been incurred by, through or on behalf of the Company in connection herewith.

     (u) From the date of the formation of the Company and each Subsidiary through the Closing Date, there have been no strikes or other labor disputes or grievances against the Company or any of its Subsidiaries which have had, either in any case or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has ever been subject to the provisions of any collective bargaining agreement.

     (v) No Default or Event of Default has occurred and is continuing on the date hereof. Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any Indebtedness and is not otherwise in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been incurred. No event has occurred and is continuing under the provisions of any such instrument or agreement that with the passage of time or the giving of notice, or both, would constitute an event of default thereunder.

     (w) Except as set forth in the Partnership Agreement, neither the Company nor any Subsidiary has entered into or agreed to any side letter or similar arrangement or other agreement with any holder or prospective holder of any securities of the Company or any of its Subsidiaries providing for registration rights with respect to the securities of the Company or any of its Subsidiaries that confers rights or benefits more favorable than the rights and benefits to be conferred upon the holders of the Registrable Securities under the Registration Rights Agreement.

     (x) The Company and its Subsidiaries own, possess or have the right to use (as such use is described in the Private Placement Memorandum) all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and similar rights (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, trademarks, service marks and tradenames) which are described in the Private Placement Memorandum as being owned, possessed or used (as so described) by them or which are reasonably necessary for the conduct of their business, and neither the Company nor any of its Subsidiaries is aware of any infringing uses that would have a Material Adverse Effect.

     (y) Exhibit C sets forth the number and type of all existing Equity Interests and the holders thereof.

     (z) Except for the Partnership Agreement, there are no existing agreements, options, commitments or rights with, of or to any third party to acquire any of the Company's or any of its Subsidiaries' assets (other than any of the Trusts' assets), except for those arising in the ordinary course of business and those not material to the Company and its Subsidiaries taken as a whole.

     3.2 Representations of the Purchasers.

     (a) You represent and warrant to the Company, and in entering into this Agreement the Company understands, that (i) you (or any investor or investors for whom you are acting as a fiduciary or agent in purchasing the Notes) are an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, (ii) you are acquiring the Notes for your own account (or for the account of one or more investors for whom you are acting as a fiduciary or agent), for investment purposes only and not with a view to distribution (as such term is used under Section 2(11) of the Securities Act) thereof (provided, that the disposition of your property shall at all times be and remain within your control), and (iii) JPMIM retained no broker or finder in connection with the issuance and sale of the Notes, no broker's or finder's fee or commission is payable by JPMIM with respect to the issuance and sale of the Notes or the transactions contemplated hereby and the holders of the Notes shall hold the Company harmless from any claim, demand or liability for any such broker's or finder's fees or commission alleged to have been incurred by, through or on behalf of JPMIM in connection herewith. Without limiting the foregoing, you acknowledge that the Notes and the Equity Interests issuable upon exchange of the Deferred Additional Interest Notes have not and will not be registered under the Securities Act and you agree that you shall only re-offer or resell the Notes purchased by you under this Agreement and the Equity Interests issuable upon exchange of Deferred Additional Interest Notes, (x) pursuant to an effective registration statement under the Securities Act and applicable state securities laws, (y) in compliance with the requirements of Rule 144 or Regulation S promulgated under the Securities Act or (z) in accordance with any other available exemption from the requirements of Section 5 of the Securities Act and from any applicable state securities laws. Each Purchaser acknowledges that upon issuance of the Notes, and until such time, if any, as the Company shall agree that it is no longer necessary or advisable, the Notes shall bear the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW AND, ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE RESOLD, PLEDGED, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS, SUBJECT IN ANY SUCH CASE TO THE RIGHT OF EACH HOLDER TO CONTROL THE DISPOSITION OF THE HOLDER'S PROPERTY. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY PURSUANT TO SECTIONS 3.2(a) AND 12.2 OF THE NOTE PURCHASE AGREEMENT DATED AS OF AUGUST 9, 1996 BETWEEN NATIONAL AUTO FINANCE COMPANY L.P. (THE "COMPANY") AND THE PURCHASER LISTED ON THE SIGNATURE PAGE THEREOF. A COMPLETE AND CORRECT CONFORMED COPY OF SUCH NOTE PURCHASE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER OF THIS NOTE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

If you are purchasing the Notes as fiduciary or agent for one or more investors, you represent and warrant that you are acting in the capacity specified on the signature page hereof.

     (b) You further represent and warrant to the Company that, with respect to each source of funds to be used by you to purchase Notes hereunder (each being referred to as the "Source"), at least one of the following statements is now and will be accurate as of the Closing Date:

          (i) the Source is not the assets of any "plan" (as such term is defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) subject to Section 406 of ERISA (each such plan and employee benefit plan, being referred to as a "Benefit Plan") or otherwise out of "plan assets" within the meaning of United States Department of Labor regulation Section 2510.3-101, 29 CFR Section 2510.3-101 or other applicable law;

          (ii) the Source is the assets of a "governmental plan" (as such term is defined in Section 3(32) of ERISA);

          (iii) you are a bank and the Source is assets of a collective investment fund as defined in Section IV(e) of Prohibited Transaction Class Exemption ("PTCE") 91-38 and you have disclosed to the Company in writing (x) the identity of each Benefit Plan whose assets in such collective investment fund exceed or are expected to exceed 10% of the total assets of such collective investment fund or (y) that no Benefit Plan has assets in such separate account which exceed 10% of the total assets of such separate account as of the Closing Date (for purposes of this clause (iii), all Benefit Plans maintained by the same employer or employee organization are deemed to be a single plan);

          (iv) the Source is assets of an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as such terms are defined in Part V of PTCE 84-14), and the conditions set forth in Sections I(c), (d), (e) and (g) of PTCE 84-14 have been satisfied; or

          (v) the Source is assets of a Benefit Plan or a separate account comprised of Benefit Plans, which Benefit Plans have been identified in writing to the Company pursuant to this clause (v).

     (c) You further represent and warrant to the Company that, the execution and delivery of this Agreement are within your powers and have been duly authorized by all necessary action on your part and that, on the Closing Date, this Agreement will be your valid and legally binding obligation enforceable against you in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 4. CLOSING CONDITIONS

     4.1 Purchasers' Conditions. Your obligation to purchase the Notes on the Closing Date shall be subject to the truth and accuracy of the representations and warranties contained in Section 3.1 on and as of the Closing Date, to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

     (a) Company's Closing Certificate. Concurrently with the delivery of Notes to you on the Closing Date, you shall have received a certificate signed by an Executive Officer of the Company to the effect that the representations and warranties of the Company contained in Sections 3.1 and 9.3 are true on and as of the Closing Date, that no Default or Event of Default has occurred and is continuing and that the Company has complied with the Note Purchase Agreement and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

     (b) Legal Opinion. Concurrently with the delivery of Notes to you on the Closing Date, you shall have received from counsel to the Company, certain opinions, each dated the Closing Date, in the forms attached hereto as Exhibit D.

     (c) You shall have received the Company's Audited Financial Statements together with the auditor's report thereon from KPMG Peat Marwick, and you shall receive the Company's unaudited financial statements for the six-month period ended June 30, 1996.

     (d) Event of Default. No Default or Event of Default shall have occurred and be continuing.

     (e) Provision of Documents. You shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of the transactions contemplated by this Agreement, and your counsel shall have received such documents as they reasonably require, including, without limitation, (i) evidence of all necessary action having been taken (including without limitation all necessary consents by the holders of Equity Interests), in form and substance reasonably satisfactory to them, authorizing the execution, delivery and performance of this Agreement (including without limitation the authorization of the exchange of the Deferred Additional Interest Notes for Equity Interests and the taking of all action within the Company's powers that is necessary to reserve a sufficient number of Equity Interests to be issued upon such exchange), the Registration Rights Agreement, and the Notes and any other documents contemplated hereby, and (ii) a certificate from an Executive Officer of the Company, as of the Closing Date,
(A) certifying the actions referred to in clause (i) and stating that such actions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate, (B) attaching the certificate of limited partnership and the limited partnership agreement of the Company and certifying that each such document is a true and correct copy of such document as in effect on the Closing Date and (C) certifying that each person who, as a representative of the Company, signed any of the Note Purchase Agreements, Notes or Registration Rights Agreement and any other instrument or certificate delivered on the date thereof or prior thereto in connection with the sale of the Notes was, at the respective time of such signing and delivery, and is as of the Closing Date, duly appointed, qualified and acting as such representative and the signatures appearing on such documents are their genuine signatures. Without limiting the foregoing, (i) this Agreement shall have been executed by the Company and delivered to you and (ii) the Registration Rights Agreement shall have been executed by the Company and delivered to you.

     (f) Legality. On the Closing Date (i) the Notes to be purchased by you hereunder shall be a legal investment for you under the Laws of each jurisdiction to which you may be subject, (ii) the purchase of and payment for said Notes shall not violate any applicable Laws and shall not subject you to any tax, penalty, liability or other onerous condition under or pursuant to any applicable Laws (as to which the Company makes no representation), and (iii) you shall have received such certificates or other evidence as you may reasonably request demonstrating the legality of such purchase under such Laws.

     (g) Fees. The Company shall have paid (subject to later adjustment to reflect the actual amount) the estimate of reasonable legal fees and expenses incurred by the Purchasers in connection with the sale and purchase of the Notes; provided, that an estimate of such fees and expenses shall have been submitted by the Purchasers to the Company at least one (1) Business Day prior to closing.

     (h) Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be sold to you on such date or if the conditions specified in this Section 4 have not been fulfilled, you may thereupon elect to be relieved of all further obligations, including the making of payment for the

Notes, under this Agreement. Without limiting the foregoing, if the conditions specified in this Section 4 have not been fulfilled, you may waive compliance by the Company with any such conditions to such extent as you may in your sole discretion determine. Nothing in this Section 4.1(h) shall operate to relieve the Company of any of its obligations hereunder (including, without limitation, its obligations under Section 12.6) or to waive any of your rights against the Company.

     4.2 Company's Conditions. The Company's obligations to sell the Notes on the Closing Date and to otherwise perform its obligations hereunder shall be subject (a) to the truth and accuracy of the representations and warranties of the Purchaser set forth in Section 3.2 on and as of the Closing Date, (b) to payment for the Notes having been received pursuant to Section 1.3(b) concurrently with the delivery of the Notes by the Company to the Purchasers and
(c) at or prior to the time of delivery of the Notes, to the conditions precedent (subject to the right of the Company, in its sole discretion, to waive compliance with such conditions) that (i) the Company shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement and (ii) the Company's counsel shall have received such documents as they reasonably require.

SECTION 5. COVENANTS

     From and after the Closing Date and continuing so long as, unless otherwise specifically provided for below, any amount remains unpaid on any Note:

     5.1 Financial and Other Reports.

     (a) The Company shall furnish to each holder of Notes (i) as promptly as practicable upon publication, and in any event within 90 days after the end of each of the Company's fiscal years, the audited consolidated financial statements of the Group for such fiscal year, prepared in accordance with generally accepted accounting principles, together with the reports of the general partner of the Company and the Auditors' reports thereon; (ii) quarterly, promptly upon publication, and in any event within 45 days after the end of the period covered thereby, unaudited interim consolidated financial statements for the Group; (iii) until such time as an Initial Public Offering is consummated, monthly, promptly upon publication, and in any event within 30 days after the end of the period covered thereby, unaudited financial statements for the Group prepared in accordance with generally accepted accounting principles; and (iv) until such time as an Initial Public Offering is consummated, no later than November 30 of each year a proposed operating budget for the Company and the Group for the following fiscal year prepared on a monthly and year-to-date basis (including income and expense projections) and no later than December 31 of each year a final operating budget for the Company and the Group for the following fiscal year, which shall set forth in reasonable detail the projected operating expenses, capital expenditures, cash flow and income projections for the following fiscal year for the Company and the Group on projected monthly and year-to-date bases;


     (b) The Company shall file with the Commission, and transmit to holders of Notes, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Exchange Act at the times and in the manner provided pursuant to such Act. The Company shall transmit to the holders of Notes copies of each communication from the Company to holders of Equity Interests in the Company generally at the same time as the Company makes such communication;

     (c) Within the periods provided in clauses (a)(i) and (a)(ii) above, the Company shall furnish to each holder of Notes a certificate of an Executive Officer (i) stating, with respect to such year or quarter, as the case may be, that such officer has reviewed the provisions of this Agreement and setting forth whether there existed as of the date of such financial statements and whether, to the best of such Executive Officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements, any Default or Event of Default, and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking or proposes to take with respect thereto, and (ii) containing a full description of all events with respect to such year or quarter, alone or taken as a whole together with all past events, that have had or would have with the passage of time a Material Adverse Effect;

     (d) Simultaneously with the delivery of each set of financial statements referred to in subsection (a)(i) above, the Company shall, for only so long as any Senior Subordinated Note is outstanding, furnish to each holder of Notes a statement of the firm of independent certified public accountants that reported on such statements (i) stating that their audit examination has included a review of this Agreement and the Notes as they relate to financial or accounting matters, (ii) confirming the mathematical accuracy of any notice received by the holders of Notes from an Executive Officer pursuant to Section 5.8 during the time period covered by such set of financial statements, and (iii) stating whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default or Event of Default;

     (e) The Company shall furnish to each holder of Notes promptly after receipt thereof, copies of each report submitted to the Company by independent certified public accountants in connection with any annual, interim or special audit made by them of the books of the Company, including, without limitation, each report submitted to the Company concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of the Company;

     (f) Within 15 days after (i) the formation, activation or acquisition of any Material Subsidiary of the Company and (ii) any change in the list of its respective Material Subsidiaries and, additionally, at the time of delivery of the reports described in Sections 5.1(a) and 5.1(b), the Company shall, for only so long as any Senior Subordinated Note is outstanding, furnish to each holder of Notes a written report of any changes in the list of its respective Material Subsidiaries (including the identity of the other general partners in any such partnership and the identity of the participants in any such joint venture);


     (g) The Company shall, for only so long as any Senior Subordinated Note is outstanding and, after such time, if the Company adopts a Plan and the holders of at least a majority in the then outstanding principal amount of the Deferred Additional Interest Notes requests in writing, furnish the following to each holder of Notes:

          (i) as soon as possible and in any event (A) within 20 days after the Company, any Subsidiary or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Plan has occurred and (B) within 10 days after the Company, any Subsidiary or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the chief financial officer of the Company describing such Termination Event and the action, if any, that the Company, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto;

          (ii) promptly and in any event within two Business Days after application therefor by the Company, any Subsidiary or any ERISA Affiliate, copies of any application for a waiver of the minimum funding standard under
Section 412 of the Code;

          (iii) promptly and in any event within two Business Days after receipt thereof by the Company, any Subsidiary or any ERISA Affiliate, copies of each notice received by the Company, any Subsidiary or any ERISA Affiliate from the PBGC stating its intention to administer any Plan or to have a trustee appointed to administer any Plan or to impose any liability (other than for premiums under Section 4007 of ERISA) in respect of any Plan;

          (iv) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

          (v) at the time notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA or Section 412(n)(4)(A) of the Code of the failure to make timely payments to a Plan, a copy of any such notice filed and a statement of the chief financial officer of the Company setting forth (A) sufficient information necessary to determine the amount of the lien under
Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code, (B) the reason for the failure to make the required payments and (C) the action, if any, which the Company, any Subsidiary or its ERISA Affiliate proposes to take with respect thereto; and

          (vi) promptly and in any event within five Business Days after receipt thereof by the Company, any Subsidiary or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company, any Subsidiary or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (D) the amount of liability incurred, or expected to be incurred, by the Company, any Subsidiary or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above; and


     (h) on or prior to the Closing Date and within 90 days after the commencement of each fiscal year, (i) a complete and accurate list of the officers and directors of the Company and (ii) within 30 days of any change in the identity of any such officer or director, a notice specifying such change in personnel.

     5.2 Books and Records. The Company shall keep, and shall cause each of its Subsidiaries to keep, proper accounting records in accordance with generally accepted accounting principles. Each Purchaser and each subsequent holder of Notes shall have the right to receive such financial and other information relating to the Company or the performance by the Company of its obligations under the Note Purchase Agreements and Notes, including without limitation information concerning the Company's and its Subsidiaries' loan receivables portfolios and the Master Trust, as such holder shall reasonably deem necessary and such holder shall, upon prior request, subject to reasonable notice, during regular business hours and without interfering with the normal conduct of the Company's business or operations, have the right to visit the headquarters of the Company or arrange a telephone conference call or video conference in order to discuss the affairs, finances and financial statements of the Company or any of its Subsidiaries with the appropriate officers of the Company and, in the presence or with the participation of a representative of the Company, with its auditors. All expenses incurred by any holder of Notes in connection with the foregoing shall be solely for the account of such holder; provided, however, that if any Default shall have occurred and be continuing, all such expenses shall be for the account of the Company in accordance with Section 12.5.

     You and each other holder of any Note by its acceptance hereof agree that any information obtained by such Person pursuant to this Section 5.2 shall be treated as confidential; provided, however, that nothing herein contained shall limit or impair the right or obligation of any holder of the Notes to disclose such information: (i) with notice to the Company, to such holder's auditors, attorneys, employees or agents; provided, that such holder's auditors, attorneys, employees or agents shall have agreed for the benefit of the Company to keep such information confidential subject to the exceptions set forth in this paragraph; (ii) with notice to the Company, when required by any Law, governmental investigation or any regulatory authority request; provided, that such Person shall request confidential treatment for such information; (iii) with notice to the Company, as may be required in any report, statement or testimony required by Law to be submitted to any Governmental Authority having or claiming to have jurisdiction over such holder or similar organizations or their successors; provided that such Person shall request confidential treatment for such information; (iv) which is publicly available or which is received by any holder of the Notes from a Person which is under no duty to keep the same confidential; (v) with notice to the Company, in connection with any proceeding, case or matter pending before any Governmental Authority; provided, that such Person shall request confidential treatment for such information; or (vi) with at least five days prior written notice to the Company, to the extent necessary in connection with any contemplated transfer of any of the Notes by a holder thereof (it being understood and agreed that any such prospective transferee which purchases such Notes shall have agreed in writing to be bound by the terms and provisions hereof upon transfer of any of the Notes to such transferee); provided, that such disclosure shall not be made if the Company reasonably objects to such disclosure within such five-day period.

     5.3 Payments. The Company shall duly and punctually pay the principal of, interest on or applicable Prepayment Call Price or Change in Control Event Prepayment Price with respect to, and any other amounts payable in respect of, the Notes in accordance with their terms and the terms hereof.

     5.4 Company Existence, Etc. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and that of its Material Subsidiaries, and to maintain all licenses, franchises and permits necessary to the conduct of its or their business and the ownership of its or their properties, except where the failure to maintain such licenses, franchises and permits would not have a Material Adverse Effect; provided, however, that the provisions of this Section 5.4 shall not prevent the Company from effecting any transaction permitted pursuant to Section 5.7.

     5.5 Payment of Taxes. The Company shall timely file, and shall cause all of its Subsidiaries (other than the Trusts) to timely file, all tax returns or extensions and all information or similar reports required by law to be filed by them, and shall pay all applicable taxes and other governmental charges required to be paid.

     5.6 Insurance. For only so long as any Senior Subordinated Note is outstanding, the Company shall carry and maintain in full force and effect, and shall cause all of its Subsidiaries to carry and maintain in full force and effect, at all times with financially sound and reputable institutions, insurance in such forms and amounts and against such risks as may be reasonable and prudent in the circumstances for a group of companies of established reputation engaged in the same or a similar business and owning and operating properties similar to those of the Company and any of its Subsidiaries and in any event as may be required by applicable Laws.

     5.7 Consolidation, Merger and Sale of Assets.

     (a) The Company shall not, and shall not permit any of its Subsidiaries to, consolidate with or merge into another Person or sell, convey, transfer or lease its properties or assets substantially as an entirety to any Person, unless:

          (i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation or a partnership, shall be organized and validly existing under the Laws of the United States of America, any State thereof or the District of Columbia (or any other jurisdiction if the Company shall have obtained and furnished to the holders of Notes an opinion of Independent Legal Counsel that organization in such jurisdiction would have no material adverse U.S. tax consequences to the holders of the Notes) and shall expressly assume the due and punctual payment of the principal of, interest on or applicable Prepayment Call Price (if any) or Change In Control Event Prepayment Price (if

any) with respect to the Notes (and the payment of any other amounts payable in respect thereof pursuant to the terms hereof) and the performance of every other covenant of the Company under the Notes, this Agreement and the Registration Rights Agreement;

          (ii) immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing; and

          (iii) immediately after giving effect to such transaction, for only so long as any Senior Subordinated Note is outstanding, the Person formed by such consolidation or into which the Company is merged or the Person which acquires its assets would be able to incur at least one dollar of additional Senior Indebtedness pursuant to Section 5.8.

     (b) For only so long as any Senior Subordinated Note is outstanding, except
(i) to effect the Conversion, (ii) for sales of automobile loan receivables to the Trusts, (iii) for mergers, consolidations or the Company's or any Subsidiary's sale, conveyance, transfer or lease of its properties or assets substantially as an entirety to any Person permitted by Section 5.7(a), (iv) for an Asset Sale or (v) for a Sale Transaction in connection with a Put Notice, the Company shall not, and shall not permit any Subsidiary to, dispose of all or any part of its interest in any material asset, unless such sale or disposition is both (i) on an arm's length basis and (ii) either in the ordinary course of business or, if not in the ordinary course of business, the proceeds of such sale or disposition are, within 180 days of such sale or disposition, either (A) reinvested in businesses that are related, incidental or complimentary to the business in which the Company or such Subsidiary is currently engaged, or (B) used to prepay, first, Senior Indebtedness of the Company to the extent required by the holders of such Senior Indebtedness and, second, the Senior Subordinated Notes by payment of the Prepayment Call Price in accordance with Sections 2.4, 2.5, 2.6 and 2.7; provided, however, that the Trusts shall be permitted to sell assets in connection with any securitization of receivables.

     5.8 Limitation on Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries (other than the Trusts) to, incur, for only so long as any Senior Subordinated Note is outstanding, (i) any Senior Indebtedness other than any Senior Indebtedness, secured or otherwise, existing as of the date hereof, and any amendments, modifications, restatements, replacements and refinancings thereof and (ii) any other Indebtedness other than (A) warehousing facilities secured by Non-Prime Loans, capital leases or purchase money debt, in each case incurred in the ordinary course of business; (B) Indebtedness incurred by the Company or any Subsidiary to finance the purchase, lease or improvement of personal property, fixtures or equipment reasonably necessary for the conduct of the Company's or such Subsidiary's business and in the ordinary course thereof and (C) subject to Section 9, other Indebtedness pari passu with the Senior Subordinated Notes or other Subordinated Indebtedness; provided, that, upon the incurrence of such other Indebtedness pursuant to clause (C), (x) the amount of all outstanding obligations of the Company under such Indebtedness pari passu with the Senior Subordinated Notes or other Subordinated Indebtedness does not exceed the Debt Limit and (y) the sum of the amount of the Senior Subordinated Notes and all other Indebtedness pari passu with the Senior Subordinated Notes does not exceed 50% of the Debt Limit. For the sake of clarity, there shall be no limit on the Company's ability to incur any amount of Indebtedness described in clause (ii)(A) and (B) above.

     5.9 Limitation on Liens. For only so long as any Senior Subordinated Note is outstanding, except for Permissible Liens, the Company shall not, and shall not permit any Subsidiary to, create or permit to be created or suffer to exist any Lien on any of the Company's or any Subsidiary's present or future properties or revenues to secure Indebtedness of the Company, any Subsidiary or any other Person unless, simultaneously therewith, all obligations and liabilities of the Company under this Agreement shall be equally and ratably secured.

     5.10 Limitation on Dividends and Other Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries (other than the Trusts) to make any Restricted Payment prior to the exchange of the Deferred Additional Interest Notes in their entirety for Equity Interests pursuant to Section 6. Without limiting the preceding sentence, following the consummation of an Initial Public Offering, so long as any amount remains unpaid on any Note, the Company shall not, and shall not permit any of its Subsidiaries (other than the Trusts) to, make any Restricted Payment if, after making such Restricted Payment, the aggregate amount of such Restricted Payments from and after such consummation would exceed (a) 50% of the aggregate net income of the Group for each fiscal year or portion thereof following the first day of the calendar quarter in which such consummation occurs minus (b) 100% of the losses of the Group for each fiscal year or portion thereof following the first day of the calendar quarter in which such consummation occurs; provided, however, that notwithstanding the above, the Company may use the aggregate net proceeds to the Company of an Initial Public Offering and subsequent Public Offerings, in an amount equal to the lesser of $6,000,000 and 30% of such net proceeds, to make payments of principal on the Partner Promissory Notes. For purposes of this
Section 5.10, net income means the difference of revenues minus (a) expenses and
(b) taxes, only if such difference is a positive number; and losses means the absolute value of the difference of revenues minus (a) expenses and (b) taxes, only if such difference is a negative number, in each case calculated in accordance with generally accepted accounting principles.

     5.11 Limitations on Advances, Investments and Loans. Except as necessary to effect the Conversion, and only for so long as any Senior Subordinated Note is outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:

     (a) investments in Cash and Eligible Investments;

     (b) investments having been made prior to the Closing Date;

     (c) receivables owing to the Company or any of its Subsidiaries and advances to customers, suppliers, auto dealers and referral salesmen, in each case if created, acquired or made in the ordinary course of business, payable or dischargeable in accordance with customary trade terms and in accordance with past practice;

     (d) fees payable pursuant to the Referral Agreement, the Management Agreement and the Services Agreement;

     (e) investments in the lines of business of the Company or any of its Subsidiaries as of the Closing Date or businesses that are related, incidental or complimentary thereto;

     (f) investments received in connection with the bankruptcy or reorganization of customers, suppliers, auto dealers and referral salesmen and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

     (g) advances made by the Company to its employees, officers or directors in the ordinary course of business not to exceed $20,000 in the aggregate outstanding at any one time;

     (h) advances, investments and loans made in connection with the formation of a Trust; and

     (i) acquisitions of obligations by a Trust in the ordinary course of its business.

     5.12 Notice to Holders. Upon the Company obtaining knowledge of (a) a Default or an Event of Default, (b) the existence of any pending or threatened actions, suits, investigations, litigation, or other judicial or administrative proceedings which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, (c) the default by the Company or any of its Subsidiaries under any instrument pursuant to which the Company or any such Subsidiary, as the case may be, incurred Indebtedness of at least $1,000,000, or
(d) the amendment of any instrument pursuant to which the Company or any of its Subsidiaries incurred Indebtedness and which Indebtedness, amendment or instrument is material to the business, assets, operations, prospects, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, the Company shall deliver promptly (and in any event within five Business Days after the obtaining of such knowledge) to each holder of any Note a certificate of an Executive Officer of the Company, with respect to clauses (a), (b) and (c), specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto and, with respect to clause (d), attaching a copy of the amendment and specifying the effect such amendment is expected to have on the business, assets, operations, prospects, liabilities and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     5.13 Compliance with Law. The Company shall, and shall cause each Subsidiary to, comply with all applicable Laws in respect of the operation of all properties (including without limitation leased or owned facilities) by them and the conduct of their business (including, without limitation, Laws with respect to ERISA and Environmental Laws) other than any such non-compliance which would not have a Material Adverse Effect.

     5.14 Compliance with Agreements. The Company shall comply with all of the provisions of, and perform each of its obligations under, the Registration Rights Agreement.

     5.15 Environmental Covenant. The Company shall, and shall cause each Subsidiary to, use its best efforts to avoid the occurrence of any Environmental Condition either on the properties (including leased facilities) operated by it or them or otherwise related in any way to the Company, its Subsidiaries or their activities. In the event any such Environmental Condition occurs, the Company shall take prompt action to respond to and rectify such Environmental Condition. The Company shall, and shall cause each Subsidiary to, treat, dispose, or arrange for treatment or disposal of Hazardous Materials only at third-party treatment and disposal facilities which to the best of the Company's knowledge, after reasonably diligent inquiry, maintain valid permits and are operating in compliance with all applicable Environmental Laws and permits.

     5.16 Maintenance, Etc. The Company shall, in all material respects, maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its or their properties which are used or useful in the conduct of its or their business (whether owned in fee or a leasehold interest) in good repair and working order (ordinary wear and tear excepted) and from time to time shall make all necessary repairs, replacements, renewals and additions so that at all times the economic efficiency thereof shall be maintained, in each case, in the ordinary course of business. The Company shall maintain, preserve and keep, and shall cause each Subsidiary to maintain, preserve and keep, its or their rights under or in all material patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and rights (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, trademarks, service marks and tradenames) which are described in the Private Placement Memorandum as being owned by them or which are reasonably necessary for the conduct of their business, and the Company shall protect and defend, and cause each Subsidiary to protect and defend, such rights against any infringing uses that would have a Material Adverse Effect.

     5.17 Transactions with Affiliates and Related Persons

     (a) The Company shall not, and shall not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with First Union or its Affiliates, any Affiliate of the Company, Related Person of the Company or Related Person of any Affiliate of the Company (including without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any such parties) (all such transactions or arrangements other than Insider Compensation Increases, "Related Party Transactions"), with the exception of transactions or arrangements under (i) the Management Agreement, (ii) the Services Agreement,
(iii) the Referral Agreement (subject, however, to Section 5.17(d)), (iv) the

Partner Promissory Notes and (v) the agreements between the Company and the Trusts set forth in Schedule 3.1(s) to the Disclosure Letter, unless (x) the Related Party Transaction is in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction between unrelated third parties and (y) if the fair market value of the property to be transferred or service to be rendered is greater than $25,000, such Related Party Transaction has been approved by the Board of Directors; provided, however, that the Company may, and may permit any Subsidiary to, enter into or be a party to any Related Party Transaction with the prior written consent of the holders of at least a majority in the then outstanding principal amount of the Notes; and provided, further, that, in any event, any arrangements with First Union or its Affiliates for commercial banking, investment banking, placement agency, underwriting and any other financial advisory services shall not require such consent and shall be excluded for purposes of clause (y) above.

     (b) Without limitation of Section 5.17(a), the Company shall not, and shall not permit any Subsidiary (other than the Trusts) to, increase the salary, fee, bonus or other compensation or amount payable to any director or officer (such increases, "Insider Compensation Increases"), unless (A) the Insider Compensation Increase is given in the ordinary course of business and, in respect of amounts and timing, in accordance with past or industry practice, (B) the Insider Compensation Increase has been approved by the Board of Directors and (C) the aggregate amount of all Insider Compensation Increases in the fiscal year in which such increase is made is less than $250,000 in 1996, $300,000 in 1997, $400,000 in 1998, $450,000 in 1999 and $500,000 in 2000 and thereafter;
provided, however, that the Company may, and may permit any Subsidiary to, make any Insider Compensation Increase with the prior written consent of the holders of at least a majority in the then outstanding principal amount of the Notes; and provided, further, that compensation that will not be reported on such director's or officer's Form W-2 shall not be included for purposes of clause
(C).

     (c) Without limitation of Section 5.17(a) or 5.17(b), the Company shall not, and shall not permit any Subsidiary to, pay fees to National Auto Finance Corporation or any of its Affiliates in any calendar year pursuant to the Management Agreement or in connection with the Services Agreement in an aggregate amount greater than $540,000 in 1996, which such amount may increase by no more than 12% per year thereafter if such increase is approved by the Board of Directors and described in a resolution of the Board of Directors.

     (d) The Company shall not amend the Referral Agreement unless such amendment is pursuant to the reasonable requirements of the Company's business and the result of arm's length negotiations between the parties thereto.

     5.18 Use of Proceeds. None of the proceeds of the sale of the Notes shall be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock") or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation G. Neither the Company nor any agent acting on its behalf has taken or shall take any action which might cause this Agreement or the Notes to violate Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case as in effect now or as the same may hereafter be in effect. The proceeds from the sale of the Notes by the Company shall be used to fund the purchase and/or financing of Non-Prime Loans for the Company and its Subsidiaries, to provide for working capital requirements of the Company and its Subsidiaries and to pay fees and expenses in connection with the issuance and sale of the Notes. The Company shall invest the unused balance of such net proceeds in Eligible Investments. This Section 5.18 shall apply for only so long as any Senior Subordinated Note is outstanding.

     5.19 Continuance of Business. The Company shall, and shall cause each Subsidiary to, limit itself to, and continue to conduct, the businesses in which the Company and such Subsidiaries are engaged as of the Closing Date; provided, however, that the Company and its Subsidiaries shall not be prohibited from entering businesses that are related, incidental or complementary to the businesses in which the Company or its Subsidiaries are engaged as of the Closing Date; and provided, further, that the Company shall be permitted to consummate the Conversion as contemplated in Section 12.1; and provided, further, that the provisions of this Section 5.19 shall not prevent the Company from effecting any transaction permitted pursuant to Section 5.7(a).

     5.20 Governmental Authorizations. The Company shall obtain, make and keep in full force and effect, and shall cause each Subsidiary to obtain, make and keep in full force and effect, all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against it of this Agreement and the Notes and for the operation of its business, as conducted now or as will be conducted in the future, except where the failure to do so would not have a Material Adverse Effect.

     5.21 Further Assurances. The Company shall promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or that the Purchasers, or any subsequent holders of any Notes or Registrable Securities, individually or collectively, may reasonably request in order more fully to give effect to the provisions of this Agreement.

     5.22 Integration. For only so long as any Senior Subordinated Note is outstanding, the Company shall take all actions that are appropriate or necessary to assure that its offerings of securities other than the Notes will not be integrated for purposes of the Securities Act with the offerings of Notes by the Company to the Purchasers contemplated hereby in any manner that would require the registration of such securities under the Securities Act.

     5.23 Rule 10b-6 For only so long as any Senior Subordinated Note is outstanding, the Company shall not take any action prohibited by Rule 10b-6 under the Exchange Act, in connection with the distribution of the Notes by the Company to the Purchasers contemplated hereby.


     5.24 Tangible Net Worth. The Company shall maintain at all times, but only so long as any Senior Subordinated Note is outstanding, a Tangible Net Worth equal to or exceeding the sum of (a) $2,100,000, (b) (i) prior to the Company becoming a Corporate Company, 50% of the aggregate net income of the Company, as reduced by 50% of any distributions to partners in the Company required in order to permit such partners to pay federal income taxes, to the extent that such distributions are not in excess of the amount of cash distributed pursuant to
Section 9.2(A)(1) of the Partnership Agreement, in each case measured from June 30, 1996 to the end of the most recent preceding fiscal quarter or (ii) as of and after the Company has become a Corporate Company, 50% of aggregate net income (after-tax) of the Company measured from June 30, 1996 to the end of the most recent preceding fiscal quarter, plus (c) 50% of the Net Proceeds of any offering by the Company.

     5.25 Visitation Rights. The Company shall provide the holders of the Deferred Additional Interest Notes with notice of, and a representative of each such holder shall have the right to attend (in person or by telephone) and participate in, all meetings of the Board of Directors, whether such meetings occur in person or by telephone or similar means authorized by the Company's organizational documents and shall have the same confidentiality obligation with respect to such meetings as if each such representative were a director; provided, however, that such representatives shall have no right to vote at such meetings. The Company shall pay all expenses of the such representatives in connection with their attendance at such meetings. Notice of action proposed to be taken by written consent of the Board of Directors without a meeting shall be given to the holders of the Deferred Additional Interest Notes at the same time as to the members of the Board of Directors, and notice of the effectiveness of any such action shall be given to such holders promptly following the taking of such action. The Company shall also send to each holder any materials made available to the members of the Board of Directors. Notwithstanding anything to the contrary above, the Company may, in its reasonable discretion, determine that an issue to be discussed at a meeting of the Board of Directors or a written consent of the Board of Directors would involve a conflict of interest for a holder of the Deferred Additional Interest Notes and exclude such holder from attending such meeting or participating in such written consent, as the case may be; provided, that in such an event, the Company shall provide to such holders the minutes of each such meeting or a copy of each such consent, as the case may be.

     5.26. Plan Assets.

     (a) Unless required to the contrary by changes in law after the date hereof, the Company shall treat the Notes as indebtedness of the Company for U.S. federal income tax purposes, and, in the event of a challenge to such treatment, shall assert such position in good faith.

     (b) The Company shall not take any action after the occurrence of an Automatic Exchange Event described in clause (v) of the definition thereof that would cause the assets of the Company to be considered the assets of any employee benefit plan that holds, directly or indirectly, an Equity Interest for purposes of Part 4 of Title I of ERISA, except to the extent the Company is required to redeem an Equity Interest pursuant to the Partnership Agreement as in effect on the date hereof. The Company and the Purchasers represent to one another that they have conferred with their respective counsel and, as of the Closing Date, will treat the Notes as debt for purposes of the plan asset regulations of the Department of Labor under ERISA.

     5.27 Qualified Public Offering. The Company shall use its reasonable best efforts to, and shall cause each underwriter participating in any Public Offering to use its reasonable best efforts to, cause any Public Offering to be a Qualified Public Offering.

     5.28 Put Event Equity Redemption. If the Company receives a Put Notice pursuant to Section 11.1 of the Partnership Agreement after the exchange of any Deferred Additional Interest Note (in whole or in part) for Equity Interests, not later than two (2) Business Days after the date on which the Company receives a Put Notice, the Company shall give written notice by facsimile or other same day written communication to all holders of Equity Interests previously issued in exchange for Deferred Additional Interest Notes stating (a) a brief description of the Put Event (as defined in Section 11.5 of the Partnership Agreement), (b) that such holders may elect to put their Equity Interests previously issued in exchange for Deferred Additional Interest Notes on the same basis as IronBrand if any such holder so elects by providing written notice to the Company and (c) that the put right must be exercised as to all of a holder's Equity Interests previously issued in exchange for Deferred Additional Interest Notes but (A) that a holder's Equity Interests will not be so prepaid unless holders of at least a majority of the Equity Interests previously issued in exchange for Deferred Additional Interest Notes elect such put and (B) that if such holder does not elect such prepayment, such holder's Equity Interests will in any event be so put if the holders of a majority of the Equity Interests previously issued in exchange for Deferred Additional Interest Notes elects such put. The following procedures shall apply with respect to such redemptions of such Equity Interests.

          (i) To put its Equity Interests, a holder of such Equity Interests must give, not later than two (2) Business Days after receipt of the Company's notice with respect to the Put Event, written notice to the Company stating that the holder elects to put such Equity Interests on the same terms as IronBrand.

          (ii) If the holders of at least a majority of such Equity Interests elect such put, all such outstanding Equity Interests shall be deemed to have been put on such terms and the Company shall give same-day facsimile or other written notice thereof to all holders of such Equity Interests that such Equity Interests have been deemed to have been so put.

          (iii) If the holders of less than a majority of such Equity Interests elect such put, the Company shall, two (2) Business Days after such second Business Day, give same-day written notice thereof to all holders of such Equity Interests, in which event such holders not previously electing to put such Equity Interests may so put such Equity Interests by giving written notice to the Company not more than two (2) Business Days after the date of such additional notice, stating that such holder elects to put such Equity Interests. If, after such two (2) Business Days, the holders of at least a majority of such

Equity Interests so elect to put such Equity Interests, all such outstanding Equity Interests shall be deemed to have been so put. If such an election is made, the Company shall cause no redemption of or distributions to be made to IronBrand pursuant to Article XI of the Partnership Agreement unless pro rata redemptions of such Equity Interests or pro rata distributions are made to the holders holding such Equity Interests, as the case may be.

     5.29 Board of Directors. The Company shall, at all times after December 31, 1996, (i) if the Board of Directors has greater than seven members, cause at least one-third of the members of the Board of Directors to be Persons who are not Affiliates of the Company, Related Persons of the Company or Related Persons of Affiliates of the Company (in each case, other than by reason of being a director of the Company) or employees of any of the foregoing; provided that such one-third of the members may include one director that is a designee of First Union or any of its Affiliates, and (ii) if the Board of Directors has seven or less members, cause at least two of such members to be Persons who are not Affiliates of the Company, Related Persons of the Company or Related Persons of Affiliates of the Company (in each case, other than being a director of the Company) or employees of any of the foregoing.

     5.30 Sales of New Insider Equity Interests. The Company shall not issue any New Insider Equity Interests, unless the Independent Review Committee approves the terms and conditions (including, without limitation, price) of such issuance; provided, however, that such approval shall not be required if holders of at least a majority of the then outstanding principal amount of Deferred Additional Interest Notes agree in writing that the material terms and conditions of such issuance are acceptable.

     5.31 Amendments to Partnership Agreement. The Company shall not permit any amendments to the Partnership Agreement that would adversely affect the holders of the Notes without obtaining the prior written consent of the holders of at least a majority of the then outstanding principal amount of the Notes.

     5.32 Amendments to Certain Other Documents. The Company shall not permit any amendments to the Partner Promissory Notes that would adversely affect the holders of the

Notes without obtaining the prior written consent of the holders of at least a majority of the then outstanding principal amount of the Notes.

SECTION 6. EXCHANGE OF DEFERRED ADDITIONAL INTEREST NOTES

     6.1 Automatic Exchange.

     (a) (i) The Company shall notify the holders of the Deferred Additional Interest Notes in writing of an impending Automatic Exchange Event immediately upon the Company obtaining knowledge that such an Event is likely to occur. Immediately preceding the consummation of an Automatic Exchange Event described in clauses (i) or (iii) of the definition thereof or immediately following the consummation of an Automatic Exchange Event described in clause (v) of the definition thereof or, in either case, as soon thereafter as is reasonably practicable, the holder of a Deferred Additional Interest Note shall surrender such Note, duly endorsed or assigned to the Company or in blank, at the office of the Exchange Agent or at such other office or agency of the Company as may be maintained for exchange pursuant to Section 1.5, in exchange for Equity Interests in accordance with Section 6.6.

          (ii) Immediately following the consummation of an Automatic Exchange Event described in clause (ii) or (iv) of the definition thereof, the holder of a Deferred Additional Interest Note shall surrender such Note, duly endorsed or assigned to the Company or in blank, at the office of the Exchange Agent or at such other office or agency of the Company as may be maintained for exchange pursuant to Section 1.5, in exchange for a note (a "Liquidating Note") with the terms described pursuant to Section 6.7.

     (b) An exchange of Deferred Additional Interest Notes for Equity Interests shall be deemed to have occurred immediately preceding the consummation of an Automatic Exchange Event described in clauses (i), (iii) or (v) of the definition thereof, and an exchange of Deferred Additional Interest Notes for Liquidating Notes shall be deemed to have occurred immediately following the consummation of an Automatic Exchange Event described in clauses (ii) or (iv) of the definition thereof, whether or not the holders have yet physically surrendered all of the Deferred Additional Interest Notes, and at such time the rights of the holders of such Deferred Additional Interest Notes as holders of Deferred Additional Interest Notes shall cease, the Person or Persons entitled to receive the Equity Interests or Liquidating Notes, as the case may be, issuable upon such exchange shall be treated for all purposes as the record holder or holders of such Equity Interests or Liquidating Notes, as the case may be, as of and after such time and, as promptly as practicable on or after the exchange date and in any event within two Business Days, the Company shall issue and deliver at the office of the Exchange Agent or at such other office or agency the Equity Interests or Liquidating Notes, as the case may be, issuable upon exchange but only, in the case of Equity Interests, if such Equity Interests are certificated Equity Interests; provided, however, that, in the case of an Automatic Exchange Event described in clause (i) or (iii) thereof, if such Automatic Exchange Event is not consummated, such exchange shall be revoked and rescinded, the Company shall execute and deliver (and shall be deemed to have executed and delivered) to the holders of Deferred Additional Interest Notes who so surrendered such Notes new Deferred Additional

Interest Notes of denominations in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, the issuance of such Equity Interests shall be void and of no effect and such holders shall return the Equity Interests, if such Equity Interests are certificated Equity Interests and have been previously delivered pursuant to this Section 6.1(b), to the office of the Exchange Agent or to such other office or agency; and provided, further, that any such voidance shall not prejudice the rights of the holders of the Deferred Additional Interest Notes subsequently to exchange such Deferred Additional Interest Notes for Equity Interests pursuant to this Section 6 and such Notes shall be automatically exchanged upon the occurrence of an Automatic Exchange Event as set forth in this Section 6.1 regardless of how soon after such voidance such Automatic Exchange Event occurs.

     6.2 Partial Optional Exchange


     (a) The Company shall notify the holders of the Deferred Additional Interest Notes in writing of an impending Partial Optional Exchange Event immediately upon the Company obtaining knowledge that such an Event is likely to occur. Immediately upon the consummation of a Partial Optional Exchange Event, or as soon thereafter as is reasonably practicable, a holder of Deferred Additional Interest Notes may, so long as the holder has provided at least ten
(10) Business Days' prior written notice to the Company, surrender all such of its Notes ("Exchanged PAR Notes") that could be exchanged for Equity Interests pursuant to such Partial Option Exchange Event without (i) the Company's assets being treated as Plan assets for purposes of Title I of ERISA or Section 4975 of the Code or (ii) income with respect to such Equity Interests being taxable as unrelated business taxable income with respect to any tax exempt holder, other than due to any debt of the holder, at the office of the Exchange Agent or at such other office or agency of the Company as may be maintained for exchange pursuant to Section 1.5, in exchange for Equity Interests in accordance with
Section 6.6. If there is more than one holder whose exchange of Deferred Additional Interest Notes would be limited to less than all of such holder's Notes pursuant to the preceding sentence, then the amount of such Notes eligible for such exchange shall be apportioned among such holders pro rata to the respective principal amounts of their Notes. In the event that a holder is able to exchange only part of such holder's Notes, then the Company shall execute and deliver to such holder without expense to the holder, a new Deferred Additional Interest Note (a "New PAR Note") in an aggregate principal amount equal to the product of (A) the aggregate principal amount of the Exchanged PAR Note immediately preceding its exchange and (B) the applicable Partial Reduction Fraction.

     (b) If a holder exchanges a Deferred Additional Interest Note pursuant to
Section 6.3(a) for less than all of the Equity Interests issuable upon an exchange of such Note in full, the Senior Subordinated Note issued in connection with such Exchanged PAR Note shall bear interest, notwithstanding the provisions of Section 1.1(b), (i) on the entire unpaid portion of the principal amount of such Senior Subordinated Note from the date of such exchange until such unpaid portion of such principal amount shall have become due and payable, at the Senior Subordinated Interest Rate, and (ii) on the unpaid portion of the principal amount thereof equal to the product of (A) the unpaid principal amount of such Note times (B) the PAR Reduction Fraction, at the Deferred Additional Interest Rate, and the interest borne pursuant to clauses (i) and (ii) shall be payable or accrued and added to the unpaid portion of the principal amount of the New PAR Note, respectively, as provided in Section 1.1(c).

     6.3 Optional Exchange Upon Disposition.

     (a) Immediately preceding the consummation of a Disposition, the holder of a Deferred Additional Interest Note may, so long as the holder has provided at least ten (10) Business Days prior written notice to the Company, surrender such Note (an "Exchanged TAG Note"), duly endorsed or assigned to the Company or in blank, at the office of the Exchange Agent or at such other office or agency of the Company as may be maintained for exchange pursuant to Section 1.5, in exchange for Equity Interests in accordance with Section 6.6; provided, however, that such exchange shall only be for that number of Equity Interests that such holder has elected to sell pursuant to the Tag Along Agreement as part of the Disposition, and the Company shall execute and deliver to such holder, without expense to the holder, a new Deferred Additional Interest Note (a "New TAG Note") in an aggregate principal amount equal to the product of (A) the aggregate principal amount of the Exchanged TAG Note immediately preceding its exchange and (B) the applicable Tag Along Reduction Fraction.

     (b) If a holder exchanges a Deferred Additional Interest Note pursuant to
Section 6.3(a) for less than all of the Equity Interests issuable upon an exchange of such Note in full, the Senior Subordinated Note issued in connection with such Exchanged TAG Note shall bear interest, notwithstanding the provisions of Section 1.1(b), (i) on the entire unpaid portion of the principal amount of such Senior Subordinated Note from the date of such exchange until such unpaid portion of such principal amount shall have become due and payable, at the Senior Subordinated Interest Rate, and (ii) on the unpaid portion of the principal amount thereof equal to the product of (A) the unpaid principal amount of such Note times (B) the Tag Along Reduction Fraction, at the Deferred Additional Interest Rate, and the interest borne pursuant to clauses (i) and
(ii) shall be payable or accrued and added to the unpaid portion of the principal amount of the New TAG Note, respectively, as provided in Section 1.1.

     (c) An exchange of any Deferred Additional Interest Note or portion thereof with respect to which notice has been provided to the Company pursuant to
Section 6.3(a) for Equity Interests in connection with a Disposition shall be deemed to have occurred immediately preceding the consummation of such Disposition, whether or not the holder has yet physically surrendered such Deferred Additional Interest Note, and at such time the rights of the holder of such Deferred Additional Interest Note or portion thereof as holder of such Deferred Additional Interest Note or portion thereof shall cease, the Person or Persons entitled to receive the Equity Interests issuable upon such exchange shall be treated for all purposes as the record holder or holders of such Equity Interests as of and after such time and, as promptly as practicable on or after the exchange date and in any event within two Business Days, the Company shall issue and deliver at the office of the Exchange Agent or at such other office or agency the Equity Interests issuable upon exchange, if such Equity Interests are certificated Equity Interests; provided, however, that if such Disposition is not consummated, such exchange shall be revoked and rescinded, the Company shall execute and deliver (and shall be deemed to have so executed and delivered) to such holder of a Deferred Additional Interest

Note who so surrendered such Note a new Deferred Additional Interest Note of a denomination in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, the issuance of such Equity Interests shall be void and of no effect and such holder shall return the Equity Interests, if such Equity Interests are certificated Equity Interests and have been previously delivered pursuant to this Section 6.3(c), to the office of the Exchange Agent or at such other office or agency; and provided, further, that any such voidance shall not prejudice the rights of such holder subsequently to exchange such Deferred Additional Interest Note for Equity Interests pursuant to this Section 6 and such Note may be exchanged upon a Disposition as set forth in this Section

6.3 regardless of how soon after such voidance such Disposition occurs.

     6.4 Optional Exchange Upon Non-Qualified Public Offering.

     (a) Immediately preceding the consummation of a Public Offering that is not a Qualified Public Offering, a holder of a Deferred Additional Interest Note who has elected to exercise its registration rights pursuant to Section 1(a) or 1(b) of the Registration Rights Agreement with respect to such Public Offering may surrender such Note (an "Exchanged NQPO Note"), duly endorsed or assigned to the Company or in blank, at the office of the Exchange Agent or at such other office or agency of the Company as may be maintained for exchange pursuant to Section 1.5, in exchange for Equity Interests in accordance with Section 6.6.

     (b) An exchange of any Deferred Additional Interest Note with respect to which notice has been provided pursuant to Section 6.4(a) shall be deemed to have occurred immediately preceding the consummation of such Public Offering, whether or not the holder has yet physically surrendered such Deferred Additional Interest Note, and at such time the rights of the holder of such Deferred Additional Interest Note as holder of such Deferred Additional Interest Note shall cease, the Person or Persons entitled to receive the Equity Interests issuable upon such exchange shall be treated for all purposes as the record holder or holders of such Equity Interests as of and after such time and, as promptly as practicable on or after the exchange date and in any event within two Business Days, the Company shall issue and deliver at the office of the Exchange Agent or at such other office or agency the Equity Interests issuable upon exchange, if such Equity Interests are certificated Equity Interests; provided, however, that if such Public Offering is not consummated, such exchange shall be revoked and rescinded and the Company shall execute and deliver (and shall be deemed to have so executed and delivered) to such holder of a Deferred Additional Interest Note who so surrendered such Note a new Deferred Additional Interest Note of a denomination in aggregate principal amount equal to the aggregate principal amount of such surrendered Note and such holder shall return the Equity Interests, if the Equity Interests are certificated Equity Interests and have been previously delivered pursuant to this Section 6.4(b), to the office of the Exchange Agent or at such other office or agency; and provided, further, that if the underwriter elects not to purchase all of such holder's Equity Interests pursuant to Section 1(c)(iii) of the Registration Rights Agreement, such exchange shall be revoked and rescinded with respect to the Equity Interests not purchased by such underwriter and the Company shall execute and deliver to such holder, without expense to the holder, a new Deferred Additional

Interest Note (a "New NQPO Note") in an aggregate principal amount equal to the product of (A) the aggregate principal amount of the Exchanged NQPO Note immediately preceding its exchange and (B) the NQPO Reduction Fraction; and provided, further, that any such voidance described in the first proviso above shall not prejudice the rights of such holder to exchange such Note for Equity Interests pursuant to this Section 6 and such Note may be exchanged upon a Public Offering as set forth in this Section 6.4 regardless of how soon after such voidance such Public Offering occurs.

     (c) If a holder receives a New NQPO Note in an aggregate principal amount less than the Exchanged NQPO Note pursuant to Section 6.4(b), the Senior Subordinated Note issued in connection with such Exchanged NQPO Note shall bear interest, notwithstanding the provisions of Section 1.1(b), (i) on the entire unpaid portion of the principal amount of such Senior Subordinated Note from the date of such exchange until such unpaid portion of such principal amount shall have become due and payable, at the Senior Subordinated Interest Rate, and (ii) on the unpaid portion of the principal amount thereof equal to the product of
(A) the unpaid principal amount of such Note times (B) the NQPO Reduction Fraction, at the Deferred Additional Interest Rate, and the interest borne pursuant to clauses (i) and (ii) shall be payable or accrued and added to the unpaid portion of the principal amount of the New NQPO Note, respectively, as provided in Section 1.1(c).

     6.5 Optional Exchange Upon IronBrand Redemption.

     (a) If the Company intends to redeem IronBrand's Equity Interests pursuant to Section 11.3 of the Partnership Agreement in connection with a Put Notice (as defined in Section 11.2 of the Partnership Agreement), the Company shall notify the holders of Deferred Additional Interest Notes in accordance with Section 2.3.

     (b) Immediately preceding any redemption of IronBrand's Equity Interests pursuant to Section 11.3 of the Partnership Agreement, the holder of a Deferred Additional Interest Note may, so long as the holder has provided notice in accordance with Section 2.3, surrender such Note, duly endorsed or assigned to the Company or in blank, at the office of the Exchange Agent or at such other office or agency of the Company as may be maintained for exchange pursuant to
Section 1.5 in exchange for Equity Interests in accordance with Section 6.6, and the Company shall, immediately after such exchange and simultaneously and pro rata with the redemption of IronBrand's Equity Interests and other Equity Interests redeemed pursuant to Section 5.28, redeem such Equity Interests, the redemption price for which Equity Interests shall be an amount equal to the sum of (i) the product of (A) the Percentage Interest (as defined in the Partnership Agreement) of such holder of the Company immediately following such exchange multiplied by (B) the value of the Company determined pursuant to and in accordance with the procedures set forth in Section 11.3 of the Partnership Agreement.

     (c) An exchange of Deferred Additional Interest Notes with respect to which notice has been provided to the Company pursuant to Section 6.5(b) shall be deemed to have occurred immediately preceding the redemption of the Equity Interests for which such Notes are exchanged, whether or not the holder has yet physically surrendered such Deferred Additional Interest Note, and at such time the rights of the holder of such Deferred Additional Interest Note as holder of such Deferred Additional Interest Note shall cease and the Person or Persons entitled to receive the Equity Interests issuable upon such exchange shall be treated for all purposes as the record holder or holders of such Equity Interests as of and after such time.

     6.6 Exchange Rate and Termination of Exchange Rights.


     (a) (i) The Company shall issue an aggregate number of Equity Interests in exchange for all of the Deferred Additional Interest Notes as provided in this
Section 6, which such number shall be equal to ten (10) percent of the then-outstanding Applicable Fully Diluted Equity Interests (the "Exchange Rate"); provided, however, that if any such exchange shall occur after the Conversion, the holders of Deferred Additional Interest Notes exchanging such Notes shall be entitled to receive that number of Equity Interests in the Corporate Company as if such holders had exchanged such Notes for Equity Interests immediately prior to the Conversion and then exchanged the Equity Interests so received for Equity Interests of the Corporate Company upon Conversion; and provided further, that if less than 100% of the assets of the Company were transferred to the Corporate Company in effecting the Conversion, an appropriate and equitable adjustment shall be made to such number to ensure that the economic interest such holders would have received in the assets of the Company had such holders exchanged their Deferred Additional Interest Notes prior to the Conversion is not diluted; provided, further, that such number shall be increased by an amount of Equity Interests equal to 10% of any Fully Diluted Equity Interests issued after the Conversion and prior to the exchange to directors, officers or other management officials of the Company or any Subsidiary as compensation for services.

          (ii) For the sake of clarity, it is understood that the intent of the exchange mechanisms included in this Agreement is to provide the Purchasers with the right to acquire, collectively, 10% of the fully diluted equity interests in the Company as of the Closing Date (including all equity interests that would be or are convertible into equity interests and including the equity interests into which the Deferred Additional Interest Notes are exchangeable in full) and that the Purchaser's right to acquire 10% of the Applicable Fully Diluted Equity Interests is subject to dilution from Equity Interests issued after the Closing Date except in the case of Equity Interests issued to management as compensation. It is also understood that, upon the Conversion of the Company into a corporate form, the intent of the exchange mechanism is to provide the Purchasers with the right to acquire stock in the Corporate Company that would have the same economic value as if the Purchasers had acquired Equity Interests in the Company immediately prior to the Conversion, taking into account that less than 100% of the assets of the Company may be transferred to the Corporate Company.

     (b) Upon any exchange of Deferred Additional Interest Notes for Equity Interests prior to the Conversion, any Equity Interests received by the holder of such Notes shall be limited partnership interests in all respects, notwithstanding the fact that the Exchange Rate will be applied to all general partnership and limited partnership Equity Interests.

     (c) The exchange rights provided for in this Section 6 shall expire, as to any Deferred Additional Interest Note, upon the prepayment or repayment in full of such Note, whether on the Deferred Additional Interest Note Repayment Date or otherwise.

     (d) In any exchange of Deferred Additional Notes for Equity Interests, the aggregate amount of Equity Interests shall be allocated among the holders of such Notes participating in such exchange in proportion to the respective unconverted portions of such holder's entitlements thereto as of the Closing Date.

     6.7 Asset Sales; Liquidation Decision; Share Sales.

     (a) (i) The Company shall not consummate an Automatic Exchange Event described in the definition thereof in clause (ii) (an "Asset Sale") or (iv) (a "Liquidation Decision") without the Board of Directors determining in good faith the net asset value of the Company (which, for purposes of this Section 6.7, shall be deemed to be the fair value of the assets of the Company minus the fair value of the liabilities of the Company minus reasonable reserves to be retained by the Company to pay the expenses of winding down, liquidating and dissolving the Company in the case of a Liquidation Decision only) immediately following the Asset Sale or at the time of the Liquidation Decision; provided, however, that in the case of a Liquidation Decision, the fair value of the Company's assets on the date of the Liquidation Decision may be the price at which the Company sells its assets in the course of effecting the winding down, liquidation and dissolution contemplated thereby.

          (ii) Upon an Asset Sale or a Liquidation Decision, the Company shall issue and deliver to the holder of a Deferred Additional Interest Note, pursuant to Section 6.1(a)(ii) in substitution therefor, a Liquidating Note in a principal amount equal to the product of (A) the percentage of the Fully Diluted Equity Interests represented by the Applicable Fully Diluted Equity Interests for which such Note would be exchangeable in the event of any other Automatic Exchange Event times (B) the net asset value of the Company, as determined pursuant to Section 6.7(a)(i), which Liquidating Note shall have a maturity as agreed upon by the Company and the holders of at least a majority of the then outstanding principal amount of the Deferred Additional Interest Notes being so exchanged but, in no event greater than 180 days, and which Note shall bear interest for such period at a rate equal to the rate on U.S. Treasury Securities for the same term of the Note, which such principal and interest shall be due and payable by the Company upon the maturity date of such Liquidating Note (or the next succeeding Business Day if such a day is not a Business Day)

          (iii) The Company shall pay the principal and accrued interest on the Liquidating Notes with the same consideration as is distributed to all other holders of Equity Interests receiving distributions in connection with such Asset Sale or Liquidation Decision; provided, however, that (A) the consideration for the Liquidating Notes to be received (x) in the Asset Sale is either cash, securities that will be listed and freely tradeable on any nationally recognized securities exchange or on the NASDAQ national market system within 180 days of such payment or a combination of cash and such securities and if any such securities received as consideration do not become so listed and freely tradeable, the Company shall purchase, within five (5) Business Days of such 180th day, such securities at their fair value at the time originally distributed to the holders of Liquidating Notes, from the holders of Deferred Additional Interest Notes which were exchanged for the Equity Interests sold in such Asset Sale, at such fair value as determined by a valuation firm or investment bank or national bank of national reputation and reasonably acceptable to the holder and (y) in connection with a Liquidation Decision is either cash, securities that will be listed and freely tradeable on any nationally recognized securities exchange or on the NASDAQ national market system or a combination of cash and such securities and (B) if the consideration for Equity Interests to be received in the Asset Sale or in connection with the Liquidation Decision includes securities, either (x) the Company has delivered an opinion of Independent Legal Counsel to such holders to the effect that the receipt by such holders of such securities would not result in the assets of the issuer of such securities being Plan assets or (y) the Company has ensured that such holders will receive cash in lieu of such securities, which such cash amount shall be the fair market value of such securities for which cash will be instead received, and such fair market value has been determined by the Board of Directors in good faith.

     (b) The Company shall not consummate an Automatic Exchange Event described in clause (iii) of the definition thereof (a "Share Sale") until the Company causes the following conditions to be met:

          (i) all Equity Interests received by the holders of Deferred Additional Interest Notes pursuant to Section 6.1 shall be Transferred as a part of such Automatic Exchange Event;

          (ii) the holders of Deferred Additional Interest Notes shall receive, subject to Section 6.7(b)(iv) below, the same per-Equity Interest consideration (payable in the same manner and upon the same terms) as all other Equity Interest holders participating in the Share Sale;

          (iii) the consideration for Equity Interests to be received in the Share Sale is, subject to Section 6.7(b)(iv) below, either cash, securities that will be listed and freely tradable on any nationally recognized securities exchange or on the NASDAQ national market system within 180 days of the Share Sale or a combination of cash and such securities; provided, that if any securities received as consideration do not become so listed and freely tradable, the Company shall purchase, within five (5) Business Days of such 180th day, such securities at their fair market value, from the holders of Deferred Additional Interests Notes which were exchanged for the Equity Interests sold in such Share Sale, as such fair market value is determined by a valuation firm or investment bank of national reputation and reasonably acceptable to the holder; and

          (iv) if the consideration for Equity Interests to be received in the Share Sale includes securities, either (x) the Company has delivered an opinion of Independent Legal Counsel to the holders of Deferred Additional Interest Notes to the effect that the receipt by such holders of such securities would not result in the assets of the issuer of such securities being Plan assets or
(y) the Company has ensured that such holders will receive cash in lieu of such securities, which such cash amount shall be the fair market value of such securities for which cash will be instead received, and such fair market value has been determined by the Board of Directors in good faith.

     6.8 Fractional Equity Interests. If Equity Interests shall not then exist in fractions, no fractional Equity Interests or scrip representing fractional Equity Interests shall be issued upon the exchange of the Deferred Additional Interest Notes. In lieu of any fractional share of an Equity Interest which would otherwise be issuable upon the exchange of any Deferred Additional Interest Note or Notes (or specified portions thereof) pursuant to the immediately preceding sentence, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction calculated to the nearest $.01 of the fair market value of such Equity Interest (as determined in good faith by the Board of Directors) at the close of business on the day of exchange.

     6.9 Notice of Certain Actions.

     In the event that the Company:

          (i) shall authorize the granting to the holders of its Equity Interests of options, rights or warrants to subscribe for or purchase any Equity Interests of the Company; or

          (ii) effects any capital reorganization or reclassification of the Equity Interests (other than a subdivision or combination of the outstanding Equity Interests) or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any holders of Equity Interests of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

          (iii) effects any voluntary or involuntary dissolution, liquidation or winding up of the Company; or

          (iv) alters the number or kind of Equity Interests issuable upon an exchange of Deferred Additional Interest Notes;

          then the Company shall cause to be mailed to the holder, at least ten
(10) Business Days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Equity Interests of record shall be entitled to exchange their shares of Equity Interests for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or (y) the date on which such purchase of outstanding Equity Interests shall take place, the consideration offered and the other material terms thereof.

     6.10 Company to Keep Available Equity Interests and Not to Enter into Restrictive Agreements. The Company shall at all times take all action within its powers that is necessary to reserve and keep available, the issuance of which upon exchange of the Deferred Additional Interest Notes into such Equity Interests will be free from preemptive rights, out of the authorized but unissued Equity Interests or out of the Equity Interests held in treasury, for the purpose of effecting the exchange of the Deferred Additional Interest Notes, the full number of Equity Interests then issuable upon the exchange of all Deferred Additional Interest Notes.

     Until the date when no Deferred Additional Interest Notes remain outstanding, the Company shall not enter into or become bound by any indenture, lease, mortgage, deed of trust, loan agreement or other agreement or instrument that would restrict, limit or impose conditions on the issuance of Equity Interests to be issued upon exchange of the Deferred Additional Interest Notes in accordance with this Section 6.

     6.11 Taxes on Exchange. The Company shall pay any and all transfer, stamp, documentary and other similar taxes and duties as may be payable in respect of the issuance or delivery of Equity Interests with respect to Deferred Additional Interest Notes exchanged pursuant hereto, and a holder exchanging a Deferred Additional Interest Note for Equity Interests shall not be required to pay any such transfer, stamp, documentary or other similar taxes or duties payable in respect of the issue or delivery of the Equity Interests; provided, however, that the holder shall be required to pay any such transfer tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Equity Interests in a name other than that of the holder of the Deferred Additional Interest Note.

     6.12 Covenant as to Issuance of Equity Interests. The Company covenants that all Equity Interests which may be issued upon exchange of Deferred Additional Interest Notes will upon issue be fully paid and nonassessable.

     6.13 Cancellation of Exchanged Deferred Additional Interest Notes. All Deferred Additional Interest Notes delivered for exchange shall be delivered to the Company to be canceled by or at the direction of the Company, notwithstanding that such Notes may have been deemed to have been cancelled pursuant to this Section 6.

     6.14 Reclassification, Reorganization, Consolidation, Merger or Sale of Assets. In case of any Reorganization Transaction, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holders of Deferred Additional Interest Notes shall have the right thereafter, by exchanging such Notes, to receive the kind and amount of shares of stock and other securities and property receivable upon such Reorganization Transaction by a holder of the number of Equity Interests that might have been received upon exchange of such Deferred Additional Interest Notes immediately prior to such Reorganization Transaction. Any such provision shall include provision for adjustments in respect of such shares of stock and other securities and property that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Agreement. The foregoing provisions of this Section 6.14 shall similarly apply to successive Reorganization Transactions. For purposes of this Section 6.14, "Reorganization Transaction" shall mean any reclassification, capital reorganization or other change of outstanding Equity Interests of the

Company or any consolidation or merger of the Company with or into another corporation (other than a merger with a Subsidiary in which merger the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding Equity Interests of the class issuable upon exchange of the Deferred Additional Interest Notes) or any sale, lease, transfer or conveyance to another corporation of all or substantially all of the assets of the Company; provided, however, that for purposes hereof the Conversion shall not be a Reorganization Transaction.

SECTION 7. EVENTS OF DEFAULT AND REMEDIES THEREFOR

     7.1 Events of Default. Any one or more of the following shall constitute an "Event of Default" as the term is used herein:

     (a) except as provided for in Section 7.2(b), default shall occur in the payment of interest on any Note on any Interest Payment Date which is not remedied within five Business Days after such Interest Payment Date or default shall occur in the making of the payment of the principal of any Note or of any applicable Prepayment Call Price or Change in Control Event Prepayment Price on the applicable scheduled Repayment Date or at any Prepayment Date or Change in Control Event Prepayment Date or any accelerated date on which any of such amounts are due and payable; or

     (b) (i) default shall occur in the observance or performance of any covenant set forth in Sections 5.7(a), 5.8, 5.9 (other than as set forth in Section 7.1(b)(ii)) or 5.10 or the Company shall fail to comply with its obligations under Section 9 of the Note Purchase Agreements or its obligations under the Registration Rights Agreement; or

          (ii) default shall occur in the observance or performance of any covenant set forth in Section 5.9 with respect to involuntary Liens that are suffered to exist which is not remedied within 30 days after the earlier of: (A) receipt by the Company of written notice from a holder of Notes requiring the same to be remedied and (B) the date on which the Company shall have obtained knowledge of the occurrence of such Default; or

     (c) default shall occur in the observance or performance of any other obligation, covenant, undertaking, condition or provision in respect of the Notes or contained in the Note Purchase Agreements which is not remedied within 30 days after the earlier of: (i) receipt by the Company of written notice from a holder of Notes requiring the same to be remedied and (ii) the date on which the Company shall have obtained knowledge of the occurrence of any Default; or

     (d) the Company or any Subsidiary (i) defaults (beyond any applicable grace period) on any payment of principal or of interest on any Indebtedness in excess of $1,000,000 individually or in the aggregate or (ii) defaults (beyond any applicable grace period) in the performance or observance of any provision contained in any agreement which shall result in any Indebtedness in excess of $1,000,000 individually or in the aggregate being declared to be due and payable before its stated maturity; or

     (e) there shall be entered in any court of competent jurisdiction, any final judgment ordering the Company or any Subsidiary to pay money in excess of $100,000 or the equivalent thereof in another currency, and such judgment shall remain undismissed, undischarged, or unstayed pending appeal and in effect for a period of 60 days from the entry thereof; or

     (f) any representation or warranty made by the Company herein in connection with the consummation of the issuance and delivery of the Notes shall prove to have been false or incorrect in any respect as of the date of the making thereof; or

     (g) the Company or any Subsidiary shall become insolvent or unable to pay its debts as they fall due, or shall stop, suspend or threaten to stop or suspend payment of all or a material part of its debts or shall propose or make a general assignment or an arrangement or composition with or for the benefit of its creditors, or a moratorium shall be agreed or declared in respect of or affecting all or a material part of the Indebtedness of the Company or any Subsidiary; or

     (h) there shall be entered an order by any competent court, or a resolution passed, for the winding up or dissolution of the Company or any Subsidiary, save for the purposes of reconstruction, amalgamation or reorganization on terms approved by the holders of at least a majority in the then outstanding principal amount of the Notes or otherwise permitted by this Agreement; or

     (i) the Company or any Subsidiary shall initiate or consent to judicial proceedings relating to itself under any applicable liquidation, bankruptcy, insolvency, composition, reorganization or other similar Laws (including a proceeding to appoint a receiver, trustee, custodian or other similar official for it or for all or any material part of its assets), or there shall be commenced against the Company or any Subsidiary any such proceeding that results in the entry of an order for relief or remains undismissed, unbonded or unstayed pending appeal and in effect for a period of 60 days from the date of entry thereof; or the Company or any Subsidiary shall make a conveyance or assignment for the benefit of, or shall enter into any composition or other arrangement with, its creditors generally, save for the purposes of reconstruction, amalgamation or reorganization on terms approved by holders of at least a majority in the then outstanding principal amount of the Notes; or

     (j) the Company shall take any action authorizing, or in furtherance of, or indicating its consents to, approval of, or acquiescence in, any of the acts set forth above in clauses (g) through (i); or

     (k) any Termination Event with respect to a Plan shall have occurred and the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which a Termination Event shall have occurred and be continuing (or in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall have occurred and be continuing, the liability of the Company, the Subsidiaries and the ERISA Affiliates related thereto) is equal to or greater than $100,000; or

     (l) the Company, any Subsidiary or any ERISA Affiliate shall fail to pay when due any amount or amounts equal to or greater than $100,000 that it is obligated to pay under Title IV of ERISA; or


     (m) the Company, any Subsidiary or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code in respect of such failure shall be equal to or greater than $100,000; or

     (n) the Company, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $500,000 or requires annual payments which exceed by more than $100,000 the annual payments required to be made by the Company, such Subsidiary or such ERISA Affiliate to such Multiemployer Plan immediately prior to the incurrence of such Withdrawal Liability; or

     (o) the Company, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such insolvency, reorganization or termination the aggregate annual contributions of the Company, the Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then insolvent, in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years that include the date hereof by an amount exceeding $100,000; or

     (p) the aggregate amount of the Insufficiencies as of the last day of any Plan year in respect of all Plans having any Insufficiency as of such date shall exceed $1,000,000; or

     (q) the Company or any Subsidiary is required to register as an "investment company" under the Investment Company Act of 1940, as amended.

     7.2 Acceleration of Maturities.

     (a) Upon the occurrence and during the continuation of an Event of Default under Section 7.1(a) above, the holder of a Note as to which such Event of Default occurred may declare such Note to be immediately due and payable at a price equal to the Prepayment Call Price with respect to such Note. Upon the occurrence and during the continuation of any Event of Default other than under
Section 7.1(a) above, the holders of at least a majority in the then outstanding principal amount of the Senior Subordinated Notes, if any, and the holders of at least a majority in the then outstanding principal amount of the Deferred Additional Interest Notes, may declare all Senior Subordinated Notes or all Deferred Additional Interest Notes, as the case may be, to be immediately due and payable at a price equal to the Prepayment Call Price with respect to such Notes.

     (b) Upon the occurrence and during the continuance of an event of default by the Company of (i) the payment of any principal of or interest on any Senior Indebtedness which results in such Senior Indebtedness being declared to be due and payable before its stated maturity or occurs at such stated maturity or (ii) a material covenant of the Company (other than those referenced in clause (i)) in any instrument evidencing Senior Indebtedness with respect to which the holders of such Senior Indebtedness have provided written notice to the Company and to the holders of the Senior Subordinated Notes specifying such event of default, the Company may elect (the right to make such an election, the "Block Right") not to make any payment of principal of or interest on the Notes prior to the earlier of (x) the 179th calendar day following such event of default and
(y) the curing of such event of default to the satisfaction of the holders of such Senior Indebtedness (such period, the "Standstill Period") and the nonpayment of principal and interest on the Notes during the Standstill Period shall not constitute an Event of Default under Section 7.1(a) if the Company pays in full all such amounts that became due and payable under this Agreement during the Standstill Period within five (5) Business Days following the end of the Standstill Period. The Company may elect to use its Block Right no more than once in any consecutive 365 day period.

     7.3 Remedies Cumulative. No remedy herein conferred upon the holder of any
Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     7.4 Remedies Not Waived. Except for such waiver or waivers as may have been agreed to in writing in accordance with Section 10, no course of dealing between the Company and the holder of any Note and no delay or failure in exercising any rights hereunder or under any Note in respect thereof shall operate as a waiver of any of the rights of any holder of such Note.

     7.5 Rescission of Acceleration. The provisions of Section 7.2 are subject to the condition that if the principal of and accrued but unpaid interest on all or any outstanding Notes have been declared or have become immediately due and payable by reason of the occurrence of any Event of Default described in Section 7.1, (i) with respect to an Event of Default under Section 7.1(a), the holder of such Note or Notes who declared such Note or Notes to be due and payable, and
(ii) with respect to an Event of Default other than under Section 7.1(a), the holders of at least a majority in the then outstanding principal amount of all the Senior Subordinated Notes or Deferred Additional Interest Notes, as the case may be, may, in each case by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof with respect to such Note or Notes; provided, that at the time such declaration is annulled and rescinded:

     (a) no judgment or decree has been entered for the payment of any monies due pursuant to the applicable Notes or this Agreement;

     (b) all arrears of interest upon all the applicable Notes and all other sums payable under the applicable Notes and under this Agreement (except any principal or interest on the

Notes which has become due and payable solely by reason of such declaration under Section 7.2) shall have been duly paid; and


     (c) each and every other Event of Default shall have been cured or waived pursuant to Section 10.1;

and provided, further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default.

     7.6 Subordination. The rights of the holders arising under this Section 7 are not subject to the provisions of Section 8; provided, however, that any right to payment to the holders pursuant to Section 7.2 shall be subject to such
Section 8.

SECTION 8. SUBORDINATION OF NOTES

     The Company covenants and agrees, and each holder of a Note, by his acceptance thereof, likewise covenants and agrees, that the indebtedness represented by the Notes and the payment of the principal of, interest on or applicable Prepayment Call Price or Change in Control Event Prepayment Price with respect to each and all of the Notes including any other payment on account of the Notes, are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

SECTION 9. PREEMPTIVE RIGHTS

     9.1 Preemptive Rights with respect to New Insider Equity Interests. The Company hereby grants to each Purchaser the right, subject to the provisions of this Section 9, to purchase its pro rata share of any New Insider Equity Interests which the Company may, from time to time, propose to issue and sell to any person described in the definition of New Insider Equity Interests on the same terms and conditions as offered to such persons. A Purchaser's pro rata share of any New Insider Equity Interests, for purposes of this right, is the ratio of (i) the Equity Interests for which the Deferred Additional Interest Notes held by such Purchaser are exchangeable pursuant to Section 6 and the Equity Interests held by such Purchaser to (ii) the Applicable Fully Diluted Equity Interests. Each Purchaser electing its pre-emptive rights pursuant hereto also shall have a right of over-allotment such that if any other Purchaser fails to exercise its right hereunder to purchase its pro rata share of such New Insider Equity Interests, the electing Purchasers may purchase the non-purchasing Purchaser's portion on a pro rata basis relative to each other within five Business Days from the end of the 10 Business Day period referred to in Section 9.3.

     The rights of each Purchaser under this Section 9.1 shall be freely transferable by such Purchaser separately from the Deferred Additional Interest Notes and Equity Interests to which they relate.

     9.2 Preemptive Rights with respect to Pari Passu Indebtedness and Related Equity Interests. The Company hereby grants to the Purchasers holding Senior Subordinated Notes, for so long as such Purchasers hold collectively at least 50% of the aggregate outstanding principal amount of the Senior Subordinated Notes, the right to purchase, at the Purchasers' option and in accordance with the provisions of
Section 9.3, up to and including 50% of (a) any Indebtedness that is proposed to be issued by the Company and is pari passu with the Senior Subordinated Notes and (b) any Equity Interests or Convertible Interests issued by the Company in connection with the proposed issuance of such Indebtedness, pro rata among the Purchasers; provided, that if no such Convertible Interests or Equity Interests are to be issued by the Company in connection with any such proposed issuance of pari passu Indebtedness, the Purchasers shall still have the option to purchase such Indebtedness. A Purchaser's pro rata share, for purposes of this right, is the ratio of (i) the outstanding principal balance of Senior Subordinated Notes held by such Purchaser to (ii) the aggregate outstanding principal balance of the Senior Subordinated Notes held by all of the Purchasers. Each Purchaser shall have a right of over-allotment such that if any Purchaser fails to exercise his right hereunder to purchase his pro rata portion of such Indebtedness, Equity Interests or Convertible Interests, the other Purchasers may purchase the non-purchasing Purchaser's portion on a pro rata basis within 5 Business Days from the end of the 10 Business-Day period referred to in Section 9.3.

     The rights of each Purchaser under this Section 9.2 are not transferable or assignable.

     9.3 Preemptive Procedures.

     (a) In the event the Company proposes to undertake an issuance of Subject Securities, it shall give the Purchasers entitled to the rights under Section
9.1 or 9.2 written notice of its intention, describing the Subject Securities, the price and the general terms upon which the Company proposes to issue the same. Each Purchaser shall have 10 Business Days from the date of receipt of any such notice to agree to purchase such Purchaser's pro rata share of such Subject Securities for the price and upon the same terms specified in the notice by giving written notice to the Company and, if so agreed, stating therein the quantity of such Subject Securities to be purchased (which quantity shall be such Purchaser's pro rata share only in the case of the right under Section 9.1).

     (b) In the event such Purchasers fail to exercise the rights under Section
9.1 or 9.2 within said 10-Business Day period, the Company shall have 150 days thereafter to sell or enter into an agreement (pursuant to which the sale of such Subject Securities covered thereby shall be closed, if at all, within 150 days from the date of said agreement) to sell such Subject Securities respecting which such Purchasers' right was not exercised, at a price and upon material terms not more favorable to the purchasers thereof than specified in the Company's Notice. In the event the Company has not sold the subject securities within said 150-day period or entered into an agreement to sell such Subject Securities within said 150-day period (or sold and issued such Subject Securities in accordance with the foregoing within 150 days from the date of said agreement), the Company shall not thereafter issue or sell any such Subject Securities without first offering such Subject Securities to such Purchasers in the manner provided above.

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
     9.4 All Necessary Action. The Company hereby represents and warrants that,

as of the date hereof, the Company has taken all necessary action required to provide the Purchasers holding Senior Subordinated Notes with all the rights provided to such Purchasers under this Section 9 and all the benefits of the obligations incurred by the Company under this Section 9.

SECTION 10. AMENDMENTS, WAIVERS AND CONSENTS

     10.1 Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of (unless otherwise provided herein) at least a majority in the then outstanding principal amount of the Notes; provided, that no such waiver or amendment shall be effective (a) which will change the time of payment of the principal of, interest on or applicable Prepayment Call Price or Change in Control Event Prepayment Price with respect to any Note or reduce the principal amount thereof, or interest thereon, or applicable Prepayment Call Price or Change in Control Event Prepayment Price with respect thereto, (b) which will change any of the provisions of Section 2.1, or (c) which will change the percentage of holders of the Notes required to consent to any such waiver or amendment of any of the provisions of this Section 10, or Section 7, in each case without the consent of each holder of the Notes affected thereby; and provided, further, that no such waiver or amendment shall be effective which will change any of the rights or obligations of holders of Deferred Additional Interest Notes or Registrable Securities without the consent of each holder of Deferred Additional Interest Notes and Registrable Securities, as the case may be, affected thereby. Executed or true and correct copies of any waiver or amendment to this Agreement shall be delivered by the Company to each holder of outstanding Notes or Registrable Securities forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes and by the holder or holders of the Deferred Additional Interest Notes and/or Registrable Securities, as the case may be.

     10.2 Effect of Amendment or Waiver. Any amendment or waiver effected in accordance with Section 10.1 shall apply equally to all of the holders of the Notes or Registrable Securities and shall be binding upon them, upon each future holder of any Note or Registrable Security and upon the Company, whether or not such Note or Registrable Security shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

     10.3 Solicitation of Holders. The Company shall not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) and Registrable Securities, as applicable, shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes or Registrable Securities, as applicable, as consideration for or as an inducement to the entering into by any holder of the Notes or Registrable Securities, as applicable, of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes and Registrable Securities, as applicable, then outstanding or, if not so paid to any such holder, was offered to be paid to such holder and such holder declined such payment.

SECTION 11. INTERPRETATION OF AGREEMENT; DEFINITIONS

     11.1 Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein or any Exhibit shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined.

     "ACCH" means Auto Credit Clearinghouse L.P., a limited partnership organized under the Laws of the State of Delaware.

     "Affiliate" means, as to any Person, a Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the first Person; provided, however, that none of First Union or its Affiliates shall be deemed to be an Affiliate of the Company or of any Subsidiary thereof for purposes of this Agreement. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

     "Agreement" means this Agreement and all Schedules and Exhibits hereto, as amended, extended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms hereof.

     "Applicable Fully Diluted Equity Interests" means, at any time, the Fully Diluted Equity Interests; provided, however, that Applicable Fully Diluted Equity Interests shall not include Equity Interests or Convertible Interests that are issued after the Closing Date in accordance with this Agreement; and, provided, further, notwithstanding the preceding proviso, Applicable Fully Diluted Equity Interests shall include Fully Diluted Equity Interests issued to directors, officers or other management officials of the Company or any Subsidiary as compensation for the services of such persons.

     "Asset Sale" has the meaning assigned in Section 6.7(a).

     "Audited Financial Statements" means the audited consolidated financial statements of the Group for the two fiscal years ended December 31, 1994 and 1995.

     "Automatic Exchange Event" means any of (i) a Qualified Public Offering following the conversion of the Company into a Corporate Company or into a publicly traded partnership for tax purposes as defined in Section 7704 of the Code, (ii) the sale, lease or conveyance by the Company or any Subsidiary of all or substantially all of the assets of the Company to any other Person, including by consolidation with or merger into such other Person other than in connection with a Conversion as contemplated in Sections 5.7(a) and 12.1, (iii) the sale or conveyance of all or substantially all of the Equity Interests of the Company to any other Person, including by consolidation with or merger into such other Person, (iv) the decision by the Board of Directors to liquidate, wind-down or dissolve the Company, and (v) any other event such that if the holders of the Deferred Additional Interest Notes exchanged such Notes for Equity Interests, (A) the Company's assets would not be treated as Plan assets for purposes of Title I of ERISA or Section 4975 of the Code, (B) any income with respect to such Equity Interests would not be taxable as unrelated business taxable income with respect to any tax exempt holder, other than due to any debt of the holder, and (C) an Independent Legal Counsel provides an opinion to the effect of clauses (A) and
(B) above; provided, however, that if the holders of at least a majority in the then outstanding principal amount of the Deferred Additional Notes reasonably determine, based on the written opinion of an Independent Legal Counsel that an event listed in any of clauses (i), (ii), (iii) or (iv) would result in (x) the Company's assets being treated as Plan Assets for purposes of Title I of ERISA or Section 4975 of the Code or (y) income with respect to such Equity Interests would be taxable as unrelated business taxable income with respect to any tax exempt holder, other than due to any debt of the holder, such event shall not be an Automatic Exchange Event for purposes hereof.

     "Benefit Plan" has the meaning assigned in Section 3.2(b)(i).

     "Block Right" has the meaning assigned in Section 7.2(b).

     "Board of Directors" means (i) prior to the Company becoming a Corporate Company, either the board of directors of the Company's general partner (or other body fulfilling a substantially similar function) or any duly authorized committee of that board and (ii) after the Company becomes a Corporate Company, either the board of directors of the Company (or other body fulfilling a substantially similar function) or any duly authorized committee of that board.

     "Business Day" means any day other than a Saturday, Sunday or other day on which banks in New York, New York are required by law to close or are customarily closed.

     "Cash" means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

     "Change in Control Event" means any of the following events that occur on or prior to July 31, 2006:

          (i) (a) prior to the consummation of an Initial Public Offering, the Controlling Group shall cease to own at least 50% of the total voting power of all classes of Equity Interests or (b) as of or after the consummation of an Initial Public Offering, any person or group, within the meaning of Section 13(d)(3) of the Exchange Act (other than the

Controlling Group) together with any Affiliates and Related Persons of any thereof, shall beneficially own, within the meaning of Rule 13d-3 under the Exchange Act, more than 35% of the total voting power of all classes of Equity Interests of the Company entitled to vote generally in the election of directors of the Company; or

          (ii) the Company, the general partner of the Company, the requisite holders of Equity Interests or any Executive Officer of the Company enters into or approves any agreement, transaction or proposal that would result in a Change in Control Event pursuant to clause (i) (including without limitation any agreement, transaction or proposal that would have such result with the passage of time, upon the payment of money or other consideration, or upon the occurrence of any contingency or contingencies).

     "Change in Control Event Notice" has the meaning assigned in Section 2.2.

     "Change in Control Event Prepayment Date" means, with respect to a Change in Control Prepayment Period, the final day thereof or, if such day is not a Business Day, the next succeeding Business Day.

     "Change in Control Event Prepayment Period" means, with respect to any Change in Control Event, the period beginning on the date on which the Company gives the holders of Notes a Change in Control Event Notice (or such earlier date as the holders of at least a majority in the then outstanding principal amount of the Notes give written notice to the Company that a Change in Control Event has occurred) and ending on the 30th day thereafter.

     "Change in Control Event Prepayment Price" for the prepayment of any Note or portion of a Note under the previsions of Section 2.2, means the sum of (i) the accrued interest in respect of the principal amount prepaid as of the Change in Control Event Prepayment Date plus (ii) the principal amount prepaid.

     "Closing Date" has the meaning assigned in Section 1.3(b).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Exchange Act, then the Person performing such duties at such time.

     "Company" has the meaning assigned in the first paragraph of this Agreement.

     "Company Bid Price" has the meaning defined in Section 1.6(b)(ii).

     "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable (by direct or indirect agreement, contingent or otherwise, or by operation of law, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) upon or for (i) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), (ii) the payment of dividends or other distributions upon the shares or other securities of any other Person or (iii) any undertaking of any other Person (whether by agreement to purchase any obligations, stocks, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise). For the purposes of all computations made under this Agreement, a Contingent Liability with respect to any Indebtedness shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness, and a Contingent Liability in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "Contracts" has the meaning assigned in Section 3.1(q).

     "Controlling Group" means the Initial Equityholders, their Affiliates and Related Persons and, after a conversion of the Company to a Corporate Company, shall include National Auto Finance Company L.P.; provided, that whenever a Change in Control Event occurs subsequent to the Closing Date, if any Senior Subordinated Note remains outstanding after the Change in Control Event Prepayment Date related to such Change in Control Event, Controlling Group shall mean any person or group, within the meaning of Section 13(d)(3) of the Exchange Act, together with Affiliates and Related Persons of any thereof, that beneficially owns, within the meaning of Rule 13d-3 under the Exchange Act, more than 50% of the total voting power of all classes of Equity Interests immediately after the occurrence of such Change in Control Event.

     "Conversion" has the meaning assigned in Section 12.1.

     "Convertible Interest" means any securities or other interests that are convertible or exchangeable (in each case with or without consideration) into, directly or indirectly, whether at the time of issuance or upon the passage of time or the occurrence of some future event, Equity Interests, including any warrants, options or other rights to subscribe for or purchase any Equity Interests.

     "Convertible Preferred Interest" means any securities or other interests that are convertible or exchangeable (in each case with or without consideration) into, directly or indirectly, whether at the time of issuance or upon the passage of time or the occurrence of some future event, Preferred Equity Interests, including any warrants, options or other rights to subscribe for or purchase any Preferred Equity Interests.

     "Corporate Company" has the meaning assigned in Section 12.1.

     "Debt Limit" means the product of (x) the Equity of the Company and (y) (i) 2, from the Closing Date to and including December 31, 1996; (ii) 1.25, from January 1, 1997 to and including December 31, 1997; (iii) .9, from January 1, 1998 to and including December 31, 1998; (iv) .8, from January 1, 1999 to and including December 31, 1999; and (v) .7, from and after January 1, 2000.

     "Default" means any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default under Section 7.

     "Deferred Additional Interest" has the meaning assigned in Section 1.1(b).

     "Deferred Additional Interest Note Interest" has the meaning assigned in
Section 1.1(d).

     "Deferred Additional Interest Note Repayment Date" has the meaning assigned in Section 1.2(b).

     "Deferred Additional Interest Notes" has the meaning assigned in Section 1.1(a).

     "Deferred Additional Interest Rate" means 3% per annum; provided, however, that in the event that any amount hereunder is determined to be interest in excess of the maximum interest rate permitted by applicable law, "Deferred Additional Interest Rate" shall mean such permitted maximum.

     "Disclosure Letter" means the letter from the Company of even date herewith, addressed to the Purchasers listed on Schedule I hereof, and attaching schedules relating to certain representations and warranties contained in
Section 3.1 hereof, and shall include any exhibits, schedules or attachments to such letter.

     "Discount Rate" means, as of any date of determination, the arithmetic mean of the yields set forth in the most recent Statistical Release published prior to the date of determination under the respective headings "This Week" and "Last Week" under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Life to Maturity. If no maturity so published exactly corresponds to such Life to Maturity, yields for the two published maturities most closely corresponding to such Life to Maturity shall be determined in the manner specified in the immediately preceding sentence and the Discount Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

     "Disposition" has the meaning assigned in the Tag Along Agreement.

     "Dollars" or "$" means the lawful currency of the United States of America.

     "Eligible Investments" means any one or more of the following obligations or securities:

     (a) direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are expressly backed by the full faith and credit of the United States of America;

     (b) demand and time deposits in, certificates of deposit of, or banker's acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities; provided, that the commercial paper and/or short-term debt obligations of such depository institution at the time of such investment or contractual commitment providing for such investment has received a rating of at least "A-1" from S&P or at least "P-1" from Moody's (or, in the case of the principal depository institution in a holding company system, the long-term debt obligations of such holding company at the time of such investment or contractual commitment providing for such investment have received a rating of at least "AA" from S&P or at least "Aa-2" from Moody's);

     (c) repurchase obligations pursuant to a written agreement with respect to
(i) any security described in clause (a) above or (ii) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with an entity whose debt obligations are assigned the highest credit rating by both Rating Agencies;

     (d) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof whose long term unsecured debt obligations are assigned the highest credit rating by both Rating Agencies at the time of such investment or contractual commitment providing for such investment;

     (e) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which have been assigned the highest credit rating by both Rating Agencies at the time of such investment; and

     (f) certificates or receipts representing ownership interests in future interest or principal payments on obligations described in clause (a) above which are held by a custodian on behalf of the holders of such certificates or receipts.

     "Environment" means any ambient air, workplace air, indoor air, surface water, drinking water, groundwater, land surface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical buildings, structures and fixtures thereon, including without limitation sewer, septic and waste treatment, storage or disposal systems.

     "Environmental Condition" means the release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment of any Hazardous Material or the presence of any Hazardous Substance at, in or on the Environment (whether or not upon the real property which is owned or leased by the Company or any Subsidiary or other property of the Company or any Subsidiary and whether or not such pollution constituted at the time thereof a violation of any Environmental Laws) as a result of which the Company or any Subsidiary may become liable to any Person, may become subject to a requirement for investigation or remediation or by reason of which the real property which is owned or leased by the Company or any Subsidiary or any of their assets reasonably may suffer or be subjected to any

Lien.

     "Environmental Laws" means all applicable Laws relating to health, safety, industrial hygiene, Hazardous Material or the Environment or imposing liability or standards of conduct concerning any Hazardous Material.

     "Equity" of the Company means, as of the date Equity is determined, the amounts set forth on its consolidated balance sheet, prepared in accordance with generally accepted accounting principles, calculated as the sum of (i) the nominal or stated value of all outstanding equity interests (including for purposes hereof only, any Preferred Equity Interests, but excluding any equity interest by its terms redeemable prior to the Senior Subordinated Note Repayment
Date), (ii) capital surplus and cumulative undistributed net earnings plus (iii) all Indebtedness represented by the Partner Promissory Notes; provided, however, that if the latest auditors' report with respect to its balance sheet is in any way qualified, there shall be deducted from such sum the amount which such auditors certify to be the difference between the actual amount shown in such balance sheet and the amount which such auditors consider, in their reasonable opinion, to present a true and fair view of the relevant entry in such balance sheet; and provided, further, that to the extent Deferred Additional Interest or Deferred Additional Interest Note Interest that is added to the principal balance of the Deferred Additional Interest Notes would be required to be deducted from such sum in accordance with generally accepted accounting principles, such amount shall not be so deducted.

     "Equity Interest" means any partnership interests, shares of stock, limited liability company interests or membership interests or other equity interests in the Company, other than Preferred Equity Interests.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and the regulations promulgated and the rulings issued thereunder.

          "ERISA Affiliate" means each trade or business (whether or not incorporated) which, together with the Company, is treated as a single employer under Title IV of ERISA or Section 414 of the Code.

     "Event of Default" has the meaning assigned in Section 7.1

     "Exchange Act" has the meaning assigned in Section 5.18.

     "Exchange Agent" has the meaning given to such term in Section 1.5.

     "Exchange Rate" has the meaning assigned in Section 6.6(a).

     "Exchanged NQPO Note" has the meaning assigned in Section 6.4(a).

     "Exchanged PAR Note" has the meaning assigned in Section 6.2(a)

     "Exchanged TAG Note" has the meaning assigned in Section 6.3(a).

     "Executive Officer" means the chief executive officer, chief financial officer, executive vice president or secretary of the Company.

     "First Union" means First Union Corporation.

     "Fully Diluted Equity Interests" means, at any time, the then outstanding Equity Interests and Equity Interests issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then outstanding Convertible Interests.

     "Governmental Authority" means any federal, state, local, foreign or other political subdivision or any agency, department or governmental or administrative (including self-regulatory) body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, whether now or hereafter in existence, or any officer or official thereof.

     "Group" means the Company and its consolidated Subsidiaries (not including the Trusts).

     "Hazardous Material" means any flammable, explosive or radioactive material, hazardous, toxic or solid waste, hazardous, toxic or deleterious substance or other such material and any other substance or material defined or identified as a hazardous, toxic or deleterious substance, material or waste pursuant to any Environmental Law, including without limitation:

          (i) Those substances included within the definition of "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended, and in the regulations promulgated thereunder;

          (ii) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and all amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and all amendments thereto);

          (iii) Such other substances, materials and wastes which are or become regulated under applicable local, state or federal Laws; and

          (iv) Any material, waste or substance which is (A) petroleum or any fraction thereof, (B) asbestos, (C) polychlorinated biphenyls or (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et seq. (33 U.S.C. Section 1321 (A)(14)) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), all as amended.

     "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements entered into by such Person to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person and without duplication,
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capitalized lease obligations; (d) whether or not so included as liabilities in accordance with generally accepted accounting principles, net liabilities of such Person under all Hedging Obligations; (e) whether or not so included as liabilities in accordance with generally accepted accounting principles, all obligations of such Person to pay the deferred purchase price of property or services other than in the ordinary course of business, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all contingent liabilities, including without limitation guarantees, of such Person in respect of any of the foregoing; and (g) amendments, renewals, extensions, modifications and refundings of any of (a) through (f). For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

     "Independent Legal Counsel" means any legal counsel of recognized national stature mutually agreed upon by the Company and all holders of Deferred Additional Interest Notes.

     "Independent Review Committee" means a committee of the Board of Directors comprised of all directors of the Company who (i) are Related Persons of IronBrand or of IronBrand's Affiliates or (ii) are not Related Persons of the Company or (other than being a Related Person of the Company as a result of being a director of the Company) of its Affiliates or employees of any of the foregoing.

     "Initial Equityholder" means those Persons owning Equity Interests in the Company as of the Closing Date.

     "Initial Public Offering" means the first Public Offering.

     "Insider Compensation Increases" has the meaning assigned in Section
5.17(b).

     "Insufficiency" means, at any time with respect to any Plan, the amount, if any, by which (i) the present value of all benefits under such Plan (determined as of such date on the basis of assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA), exceeds (ii) the fair market value (as of such date) of all assets of such Plan allocable to such benefits (excluding any accrued but unpaid contributions).


     "Interest Payment Date" has the meaning assigned in Section 1.1(b).

     "IronBrand" means IronBrand Capital LLC, a North Carolina limited liability company, and any successors or permitted assignees of any of IronBrand's rights under the Partnership Agreement.

     "JPMIM" means J.P. Morgan Investment Management Inc. or any Affiliate thereof.

     "Laws" means all laws, statutes, ordinances, regulations, requirements, interpretations, judgments, rulings, orders, decrees, permits, authorizations, licenses, variances or waivers of Governmental Authorities.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement (excluding normal banking transactions), encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement of any kind or nature whatsoever.

     "Life to Maturity" of the principal amount of any Note means, with respect to the calculation of the Prepayment Premium, the number of years (calculated to the nearest one-twelfth) which will elapse between the date on which it was declared due and payable and the Senior Subordinated Note Repayment Date or the Deferred Additional Note Repayment Date, as the case may be.

     "Liquidation Decision" has the meaning assigned in Section 6.7(a)(i).

     "Liquidating Notes" has the meaning assigned in Section 6.1(a).

     "Management Agreement" means that certain Management Agreement dated as of December 29, 1994, by and between National Auto Finance Corporation and the Company, as amended by the First Amendment of Management Agreement dated as of January 1, 1996, and as further amended, extended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms thereof and Section 5.32 of this Agreement.

     "Master Trust" means the trust established pursuant to the Pooling and Administration Agreement, dated as of December 8, 1994, as supplemented and amended, among NAFCO Funding Trust, the Company and Bankers Trust Company.

     "Material Adverse Effect" means a material adverse effect on (i) the business, assets, operations, prospects, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) the Company's ability to pay the Notes in accordance with the terms hereof and thereof, or (iii) the Purchasers' rights and remedies under the Note Purchase Agreements and the Notes.

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
     "Material Subsidiary" means any Subsidiary which (i) has total assets or total liabilities (determined in accordance with generally accepted accounting principles) in excess of $1,000,000, (ii) has annual revenues in excess of $1,000,000, or (iii) is otherwise material to the business, condition (financial or otherwise), operations, liabilities, assets or prospects of the Company or of the Company and its consolidated Subsidiaries taken as a whole.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means, at any time, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Company, any of its Subsidiaries or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions, including for these purposes any Person which ceased to be an ERISA Affiliate during such five-year period.

     "Multiple Employer Plan" means, at any time, an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Company and any of its Subsidiaries or any ERISA Affiliate and more than one employer other than the Company, any of its Subsidiaries or any ERISA Affiliate is then making or accruing an obligation to make contributions, has within any of the preceding five plan years made or accrued an obligation to make contributions or, in the event that any such plan has been terminated, to which the Company, any of its Subsidiaries or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan, including for these purposes any Person which ceased to be an ERISA Affiliate during such five-year period.

     "NQPO Reduction Fraction" means, with respect to an exchange of an Exchanged NQPO Note in connection with a non-Qualified Public Offering pursuant to Section 6.4, a fraction, the denominator of which equals the number of Equity Interests for which such Exchanged NQPO Note was exchanged and the numerator of which equals the number of Equity Interests for which such Exchanged NQPO Note was exchanged that were not purchased by the underwriter and with respect to which a New NQPO Note is issued.

     "Net Proceeds" means the net proceeds realized by the Company from all offerings by the Company as of or after the Company's inception, of any equity interests of the Company that are not subject to any right of redemption (other than by the Company), reduced by the amount of any cash or other consideration provided to the holders of any equity interests of the Company as of or after the Company's inception to redeem, repurchase, return, cancel or otherwise in consideration of such interests.

     "New Insider Equity Interests" means any Equity Interests, Convertible Interests, Preferred Equity Interests or Convertible Preferred Interests which the Company issues or proposes to issue after the date hereof (except any such Interests issued to directors, officers or other management officials of the Company or of any Subsidiary as compensation for the services of such persons) to any of the Initial Equityholders, Related Persons of the Initial

Equityholders, Affiliates of the Initial Equityholders and Related Persons of the Company or Affiliates of the Company.

     "New NQPO Note" has the meaning assigned in Section 6.4(b).


     "New PAR Note" has the meaning assigned in Section 6.2(a).

     "New TAG Note" has the meaning assigned in Section 6.3(b).

     "Non-Prime Loans" means retail installment contracts originated by automobile dealers in connection with their sale of used and new automobiles, vans and light duty trucks to borrowers with limited credit histories, low incomes or identifiable past credit problems.

     "Note Purchase Agreements" has the meaning assigned in Section 1.4.

     "Note Register" has the meaning assigned in Section 12.2.

     "Notes" has the meaning assigned in Section 1.1(a).

     "Offer Notice" has the meaning assigned in Section 1.6(b)(i).

     "Overdue Rate" means a rate per annum equal to the Senior Subordinated Interest Rate or the Deferred Additional Interest Rate, as the case may be, plus 2%.

     "PAR Reduction Fraction" means with respect to an exchange of an Exchange PAR Note for Equity Interests in connection with a Partial Optional Exchange Event pursuant to Section 6.2, a fraction, the denominator of which equals the number of Equity Interests for which such Exchanged PAR Note was exchanged and the numerator of which equals the number of Equity Interests not redeemed by the Company and with respect to which a New PAR Note is issued.

     "Partial Optional Exchange Event" means any event such that if the holders of the Deferred Additional Interest Notes exchanged some but not all (when otherwise required or permitted to sell all) of such Notes for Equity Interests,
(A) the Company's assets would not be treated as Plan assets for purposes of Title I of ERISA or Section 4975 of the Code, (B) any income with respect to such Equity Interests would not be taxable as unrelated business taxable income with respect to any tax exempt holder, other than due to any debt of the holder, and (C) an Independent Legal Counsel provides an opinion to the effect of clauses (A) and (B) above.

     "Partner Promissory Notes" means those certain Promissory Notes set forth in Schedule 3.1(s) to the Disclosure Letter, as amended, extended, restated or otherwise modified or replaced from time to time in accordance with the terms thereof and Section 5.32 of this Agreement.

     "Partnership Agreement" means the Second Amended and Restated Agreement of Limited Partnership of National Auto Finance Company L.P. dated as of September 1, 1995.

     "Paying Agent" has the meaning assigned in Section 1.5.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto, or, if at any time such corporation or successor is not existing and performing the function now assigned to it, then the Person performing such function at such time.

     "Permissible Liens" means (i) Liens securing Senior Indebtedness of the Company permitted pursuant to Section 5.8, (ii) Liens upon any property incurred to secure the purchase price of such property or to secure Indebtedness incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original secured financing that are not in the aggregate material to the Company and its Subsidiaries taken as a whole, (iii) Liens created as a result of the capitalization of leases that are not in the aggregate material to the Company and its Subsidiaries taken as a whole, (iv) Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount of which is being contested in good faith and by appropriate proceedings, (v) Liens created in connection with the issuance of trust certificates by the Trusts or warehousing facilities secured by Non-Prime Loans, capital leases or purchase money debt, in each case incurred in the ordinary course of business; (vi) Liens on Indebtedness incurred to finance the purchase, lease or improvement of personal property, fixtures or equipment reasonably necessary for the conduct of the Company's or any Subsidiary's business and in the ordinary course thereof; and
(vii) Liens arising in or incidental to the ordinary course of business (including without limitation mechanics' and materialmens' Liens) that are not in the aggregate material to the Company and its Subsidiaries taken as a whole.

     "Person" means an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "Placement Agent" has the meaning assigned in Section 3.1(t).

     "Plan" means, at any time, an employee benefit plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, and either (i) is maintained for employees of the Company, any of its Subsidiaries or any ERISA Affiliate or in which any such employees participate or to which contributions are made by the Company, any of its Subsidiaries or any ERISA Affiliate, or (ii) has at any time within the preceding six years been maintained for employees of the Company, and of its Subsidiaries or any ERISA Affiliate or any Person which was at such time an ERISA Affiliate or in which any such employees participated at such time, or (iii) with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA (including without limitation Section 4069 of ERISA) in the event that such plan has been or were to be terminated.

     "Preferred Equity Interest" means any equity interest of the Company having any preference as to dividends or other distributions, including in respect of any payment or other distribution upon the liquidation, winding-up or dissolution of the Company.

     "Prepayment Call Price" for the prepayment or acceleration of any Note or portion of a Note under the provisions of Section 2.1 or 7.2, as the case may be, means the sum of (i) the accrued interest in respect of the principal amount prepaid as of the Prepayment Date, (ii) the principal amount prepaid plus (iii) the Prepayment Premium.

     "Prepayment Date" has the meaning assigned in Section 2.4.

     "Prepayment Premium" means for the prepayment or acceleration of any Note or portion of a Note under the provisions of Section 2.1, 5.7(b) or 7.2, as the case may be, the excess, if any, of (i) the net present value of the remaining scheduled principal and interest payments on the Note declared due and payable (calculated from the date on which the unpaid principal amount of the Note is declared due and payable), discounted at a rate equal to the sum of the Discount Rate (determined as of the date of such declaration) and 0.50%, over (ii) the outstanding principal amount of the Note declared due and payable; provided, however, that, in the case of a Senior Subordinated Note, the Prepayment Premium shall not exceed an amount such that, after taking into account (i) all interest paid in cash on such Senior Subordinated Note or portion thereof (not including any Deferred Additional Interest) and (ii) either (A) the value of the Equity Interests for which the pro rata portion of the Deferred Additional Interest
Note issued in connection with such Senior Subordinated Note or portion thereof would be exchangeable pursuant to Section 6 or (B), if such Deferred Additional Interest Note has been exchanged for Equity Interests pursuant to Section 6, the value of the pro rata portion of such Equity Interests corresponding to such Senior Subordinated Note or portion thereof, the holder of such Senior Subordinated Note would achieve a greater than 30% internal rate of return on its investment in the Senior Subordinated Note or portion thereof being prepaid pursuant to Section 2.1, 5.7(b) or 7.2, as the case may be.

     "Private Placement Memorandum" has the meaning assigned in Section 3.1(i).

     "Prospectus" means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

     "PTCE" has the meaning assigned in Section 3.2(b)(iii).

     "Public Offering" means a public offering of the Company's equity securities pursuant to an effective Registration Statement filed by the Company with the Commission.

     "Purchasers" has the meaning assigned in Section 1.1(a).

     "Put Event Notice" has the meaning assigned in Section 2.3.

     "Put Event Prepayment Price" means, for the prepayment of any Note under the provisions of Section 2.3, the sum of (i) the accrued interest in respect of the principal amount prepaid as of the Put Event Prepayment Date plus (ii) the principal amount prepaid.

     "Put Notice" has the meaning assigned in the Partnership Agreement.

     "Qualified Public Offering" means a Public Offering as a result of which

Offering the Company has at least 100 "beneficial owners" of its equity securities who are "independent" of the Company. For purposes hereof, "beneficial owners" has the meaning assigned to such term in Rule 13d-3 under the Exchange Act. For purposes hereof, "independent" means any Person who or which is not (i) an officer, director or employee of the Company or any Subsidiary of the Company, (ii) a Subsidiary of the Company or (iii) a Person whose investment decision in connection with the purchase by such Person of the Company's equity securities pursuant to such Public Offering was controlled by the Company.

     "Rating Agencies" means Moody's and S&P.

     "Referral Agreement" means that certain Referral Agreement dated as of April 15, 1996, by and between First Union and ACCH, as amended, extended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms thereof.

     "Registrable Equity Interests" means units of Equity Interests issued or issuable upon exchange of the Deferred Additional Interest Notes in accordance with the terms of the Deferred Additional Interest Notes and the Note Purchase Agreements.

     "Registrable Securities" means each Registrable Equity Interest until it has been (i) transferred in a public offering registered under the Securities Act or (ii) transferred in a sale made through a broker, dealer or market-maker pursuant to Rule 144 under the Securities Act.

     For all purposes of this Agreement, whenever any Person holds Deferred Additional Interest Notes exchangeable for Registrable Equity Interests in accordance with the terms of the Deferred Additional Interest Notes and the Note Purchase Agreements (but disregarding any restrictions or limitations upon the exchange of such Deferred Additional Interest Notes), whether or not such exchange has actually been effected, such Person shall be deemed to be a holder of such number of Registrable Securities as such Person would hold upon such exchange at the relevant time.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Closing Date among the Company and the Purchasers and attached hereto as Exhibit E.

     "Registration Statement" means a registration statement of the Company, filed with the Commission on an appropriate form, including any registration statement filed pursuant to the provisions of the Registration Rights Agreement, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

     "Related Party Transactions" has the meaning assigned in Section 5.17(a).

     "Related Person" of any Person means (a) a director, nominee for election as a director, or executive officer of such Person, (b) if such Person is a natural person, a member of the immediate family of such Person or of a Related Person of such Person or a trust established for the benefit of an immediate family member of such Person, (c) one who is a director or executive officer of, or has an equity interest of greater than 10% in, any business or professional entity that, during any of the three years prior to the date on which the status of "Related Person" is being determined,
(i) has made payments for property or services to such Person in excess of 5% of
(A) such Person's consolidated gross revenues for any such year or (B) the other entity's consolidated gross revenues for any such year, (ii) has received from such Person payments for property or services in excess of 5% of (A) such Person's consolidated gross revenues for any such year or (B) the other entity's consolidated gross revenues for any such year, or (iii) was the obligee of indebtedness of such Person in excess of 5% of such Person's consolidated gross revenues for any such year; provided, however, that none of First Union or its Affiliates shall be deemed to be a Related Person of the Company or of any Subsidiary thereof for purposes of this Agreement.

     "Reorganization Transaction" has the meaning assigned in Section 6.14.

     "Repayment Dates" has the meaning assigned in Section 1.2(b).

     "Restricted Payment" means (a) the payment of any dividend or distribution on any Equity Interest, (b) the repurchase, redemption or reduction of shares of any equity interest or any warrants, rights or options to purchase or acquire any shares of any equity interest, (c) the prepayment, payment, purchase or redemption of the principal amount of any indebtedness pari passu or subordinated to the Notes, (d) the payment of any amounts in respect of any partnership or similar interest (other than under clauses (a) and (b) hereof) or in respect of any joint venture or other interest or in respect of any contractual or other claim (whether arising by joint venture agreement or otherwise) (other than payments to the Company or any Subsidiary or payments incurred in the ordinary course of business) or (e) the setting aside of funds for any of the foregoing purposes; provided, however, that (i) if the Company has not yet become a Corporate Company, the distributions pursuant to and in accordance with Section 9.2(A)(1) of the Partnership Agreement, (ii) the repurchase of equity interests in the Company from departing management employees of the Company made by the Company as part of such management employees' severance arrangements shall not be deemed to be a Restricted Payment so long as (A) there is no Default or Event of Default with respect to the Company's obligations under this Agreement as a result of such repurchase, (B) the Company is able to incur at least one additional dollar of Indebtedness pursuant to Section 5.8 after such repurchase and (C) the sum of the amount of such repurchases from the Closing Date to and including such date of repurchase does not exceed $375,000, and (iii) the redemption of IronBrand's Equity Interests pursuant to Article XI of the Partnership Agreement shall not be deemed to be Restricted Payments.

     For the sake of clarity, notwithstanding anything to the contrary contained herein, none of (i) payments of fees to First Union pursuant to the Referral Agreement, (ii) payments of commercial banking, investment banking, placement agency, underwriting or other financial advisory fees to First Union or its Affiliates permitted by Section 5.17 or (iii) payments of fees to National Financial Corporation or its Affiliates pursuant to the Management Agreement or Services Agreement, shall be deemed to be a Restricted Payment.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc.

     "Sale Event" means any of the following events that occur after the Closing Date and on or prior to July 31, 2001: (i) a Change in Control Event or (ii) the consummation of an underwritten Public Offering in connection with which the Company has received net proceeds of not less than $15,000,000.

     "Sale Notice" has the meaning assigned in Section 1.6(c)(i).

     "Securities Act" has the meaning assigned in Section 1.1(a).

     "Security" has the same meaning as in Section 2(1) of the Securities Act.

     "Senior Indebtedness" means the principal of (and premium, if any), and interest on (a) all Indebtedness of the Company (including Indebtedness of others guaranteed by the Company) other than the Notes, which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind and (b) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, whether any such indebtedness or obligation described in (a) or (b) is outstanding on the date hereof or hereafter created, incurred or assumed, but only if the instrument creating or evidencing any such indebtedness or obligation pursuant to which the same is outstanding expressly provides that such indebtedness or obligation is superior in right of payment to the Notes.

     "Senior Subordinated Interest Rate" means 10% per annum; provided, however, that in the event that any amount hereunder is determined to be interest in excess of the maximum interest rate permitted by applicable law, "Senior Subordinated Interest Rate" shall mean such permitted maximum.

     "Senior Subordinated Note Repayment Date" has the meaning assigned in
Section 1.2(a).

     "Senior Subordinated Notes" has the meaning assigned in Section 1.1(a).

     "Services Agreement" means that certain Services Agreement dated as of December 29, 1994, by and between National Auto Finance Corporation and National Financial Corporation, as amended by the First Amendment of Services Agreement dated as of January 1, 1996, and as further amended, extended, restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms thereof.

     "Share Sale" has the meaning assigned in Section 6.7(b).

     "Source" has the meaning assigned in Section 3.2(b).

     "Standstill Period" has the meaning assigned in Section 7.2(b).

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index, which shall be designated by holders of 50% in aggregate principal amount of the Senior Subordinated Notes then outstanding.

     "Subject Securities" means (i) any New Insider Equity Interests and (ii)(a) any Indebtedness that is issued by the Company and is pari passu with the Senior Subordinated Notes and (b) any Equity Interests or Convertible Interests issued by the Company in connection with the issuance of such Indebtedness referred to in the immediately preceding clause (ii)(a).

     "Subordinated Indebtedness" means the principal of (and premium, if any), and interest on (a) all Indebtedness of the Company (including Indebtedness of others guaranteed by the Company) other than the Notes and Senior Indebtedness, which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind and (b) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, whether any such indebtedness or obligation described in (a) or (b) is outstanding on the date hereof or hereafter created, incurred or assumed, but only if the instrument creating or evidencing any such indebtedness or obligation pursuant to which the same is outstanding expressly provides that such indebtedness or obligation is due after the Senior Subordinated Repayment Date.

     "Subsidiary" means any corporation, partnership, joint venture, association, company, business trust or other entity in which the Company directly or indirectly (i) beneficially owns or controls, directly or indirectly, a majority of the outstanding voting securities having by the terms thereof ordinary voting power to elect a majority of the board of directors (or other body fulfilling a substantially similar function) of such entity (irrespective of whether or not at the time any class or classes of such voting securities shall have or might have voting power by reason of the happening of any contingency) or (ii) in the case of an entity which does not have a board of directors (or other body fulfilling a substantially similar function) has the authority to control the policies of such entity (including any partnership or joint venture of or in which the Company or a Subsidiary is a general partner or joint venture participant or owns or has the right to obtain a majority of limited partnership interests).

     "Tag Along Agreement" means the Agreement dated as of August 9, 1996 by and among the Purchasers and certain Initial Equityholders and attached hereto as Exhibit F.

     "Tag Along Reduction Fraction" means, with respect to an exchange of an Exchanged TAG Note in connection with a Disposition pursuant to Section 6.3, a fraction, the denominator of which equals the number of Equity Interests for which such Exchanged TAG Note would have been exchanged if exchanged in full immediately preceding such Disposition and the numerator of which equals the number of such Equity Interests for which such Exchanged TAG Note was not so exchanged.

     "Tangible Net Worth" of the Company means, as of the date Tangible Net Worth is determined, the amounts set forth on its consolidated balance sheet, prepared in accordance with generally accepted accounting principles, calculated as (a) the sum of (i) the nominal or stated value of all outstanding equity interests (excluding any equity interest by its terms redeemable prior to the Senior Subordinated Note Repayment Date) plus (ii) capital surplus and cumulative undistributed net earnings, less (b) (i) any amount by which the market value of any asset is less than its book value in such balance sheet,
(ii) goodwill, (iii) licenses, patents, trademarks, trade names, copyrights, leasehold improvements not recoverable at the expiration of a lease, and deferred charges (including, but not limited to, unamortized debt discount and expense, organization expenses, and experimental and development expenses) and
(iv) all other items which are properly classified as intangible under generally accepted accounting principles; provided, however, that if the latest auditors' report with respect to its balance sheet is in any way qualified, there shall be further deducted from the amounts described in clause (a) the amount which such auditors certify to be the difference between the actual amount shown in such balance sheet and the amount which such auditors consider, in their reasonable opinion, to present a true and fair view of the relevant entry in such balance sheet; and provided, further, that to the extent Deferred Additional Interest or Deferred Additional Interest Note Interest that is added to the principal balance of the Deferred Additional Interest Notes would be required to be deducted from the amounts described in clause (a) in accordance with generally accepted accounting principles, such amount shall not be so deducted.

     "Termination Event" means (i) a "reportable event," as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in
Section 4062(e) of ERISA, (ii) the withdrawal of the Company, any of its Subsidiaries, or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer" (as such term is defined in Section 4001(a)(2) of ERISA) or the incurrence of liability by the Company, any of its Subsidiaries, or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan.

     "Third Party Investor" means a Person or account over which the Company, JPMIM and the Purchasers do not exercise discretionary control or fiduciary power and which the Company, JPMIM and the Purchasers do not directly or indirectly control through, or is not directly or indirectly controlled by, a subsidiary or Affiliate.

     "Trusts" means any special purpose business trust or other similar entity existing or hereafter created by the Company in connection with a securitization of Non-Prime Loans, which securitization is in the ordinary course of business and consistent with the Company's past practices with respect to such securitizations, including without limitation National

Financial Auto Funding Trust, National Financial Auto Funding Trust II, National Financial Auto Receivables Master Trust and National Auto Finance 1995-1 Trust.

     "Withdrawal Liability" has the meaning given to such term under Part I of Subtitle E of Title IV of ERISA.

     11.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with the generally accepted accounting principles in effect from time to time, to the extent applicable, except where such principles are inconsistent with the express requirements of this Agreement including without limitation the definitions set out in Section 11.1.

     11.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 12. MISCELLANEOUS

     12.1 Effect of Conversion to Corporate Form. The Company has advised the Purchasers that, in connection with an Initial Public Offering, it intends to "convert" the Company and ACCH to corporate form in a transaction or transactions meeting the requirements of Section 5.7(a) (any such transaction or transactions for the purpose of the foregoing, collectively, the "Conversion," and the entity created by such Conversion, the "Corporate Company"). The Company shall not consummate any such Conversion unless, upon the consummation of the Conversion, the Corporate Company expressly assumes, as set forth in Section 5.7(a), all right, title and interest of the Company in, and all of the Company's obligations and liabilities under, this Agreement, the Notes and the Registration Rights Agreement. After such Conversion, all such right, title and interest and obligations and liabilities shall apply to the Corporate Company, mutatis mutandis, and any predecessor of the Company as well as National Auto Finance Company L.P. (and its partners) shall no longer have any such interest in, or obligations and liabilities under, this Agreement, the Notes, the Registration Rights Agreement and the Tag Along Agreement; provided, however, that after the Conversion, if the Company still exists, it shall be the Company's obligation to redeem IronBrand's Equity Interests pursuant to Section
11.3 of the Partnership Agreement, and it shall be the Corporate Company's obligation to purchase the Purchaser's Notes or Equity Interests pursuant to Sections 5.28 and 6.4, respectively. Notwithstanding anything to the contrary in this Agreement other than Section 5.7(a), the Company shall be permitted to effect the Conversion and to take any and all actions necessary or appropriate in connection therewith.

     12.2 Registered Notes. The Company shall cause to be kept at its principal executive office located at 621 NW 53rd Street, Suite 200, Boca Raton, FL 33487 or at the office of any Paying Agent appointed pursuant to Section 1.5, a register for the registration

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and transfer of the Notes (the "Note Register"), and the Company shall register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

     At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may, subject to compliance with applicable securities laws and the provisions of Sections 1.5 and 3.2, transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing; provided, however, any such transfer must be consistent with the provisions of
Section 1.6.

     The Person in whose name any registered Note shall be registered shall be deemed as the owner and holder for all purposes of this Agreement, notwithstanding any notice to the contrary. Payment of or on account of the principal of, interest on or applicable Prepayment Call Price or Change in Control Event Prepayment Price with respect to any registered Note shall be made to or upon the written order of such registered holder.

     12.3 Exchange of Notes. At any time and from time to time, upon not less than three Business Days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 12.2, this Section 12.3 or Section 12.4, and, upon surrender of such Note at its office, the Company shall deliver in exchange therefor, without expense to the holder, Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in integral multiples of $1,000 (or, with respect to the Deferred Additional Interest Notes, less if any such Note's principal balance is less than $1,000) as such holder shall specify, dated as of the date to which interest has been paid on the Note then dated as of the date of issue, payable to such Person or Persons, or registered assigns, as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange.

     12.4 Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company shall make and deliver at the reasonable expense of the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent institutional holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and an unsecured agreement of indemnity submitted to the Company by the Purchaser or any subsequent institutional holder shall satisfy the requirement of a bond of indemnity.


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     12.5 Treasury Notes. In determining whether holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, a Subsidiary or an Affiliate of any thereof shall be disregarded.

     12.6 Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses reasonably incurred, in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of your legal counsel, duplicating and printing costs and all such expenses reasonably incurred, relating to any amendments, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers or consents resulting from any work-out, restructuring, enforcement or similar proceedings relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it shall pay all initial and ongoing fees and all out-of-pocket expenses of any Paying Agent or Exchange Agent and shall pay and save you harmless against any and all liability with respect to transfer, stamp, documentary or other similar taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding.

     12.7 Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to
Section 10 or otherwise, shall extend to or affect any obligation or right not expressly waived or consented to.

     12.8 Notices. All communications provided for hereunder shall be in writing and delivered by hand or mailed by first class mail or by overnight courier or transmitted by facsimile communication (confirmed in writing by first class mail or by overnight courier), in each case prepaid and addressed or transmitted (a) if to you, at your address or to your facsimile number appearing on Schedule I to this Agreement or such other address or facsimile number as you may designate to the Company in writing, (b) if to any other holder of any Note, at such address or facsimile number as such holder shall have designated to the Company in writing, or, until any such holder so furnishes the Company an address or facsimile number, then at the address or to the facsimile number of the last holder of such Note who has so furnished such information, except in the case of
(a) or (b) as otherwise provided in Section 2.7 with respect to payments on Notes held by you or any holder of Notes, or (c) if to the Company at 621 NW 53rd St., Suite 320, Boca Raton, FL 33487, attention: Keith B. Stein, with a copy to Howard Chatzinoff, Esq., Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 or at such other address or to such facsimile number, or to the attention of such other officer, as the Company shall have furnished to you in writing or (d) if to the Paying or Exchange Agent, at its address furnished to the holders of the Notes

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pursuant to Section 1.5. Any communication so addressed and so delivered, mailed or transmitted shall be deemed to be given when received (except as provided in Section 12.13, and except that a facsimile communication shall be deemed to be given upon oral confirmation of receipt if written confirmation of such receipt shall be received by the sender within two Business Days thereof).

     12.9 Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

     12.10 Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the closing, shall survive the closing and the delivery of this Agreement and the Notes. Sections 5.28, 9.1, 9.3, 9.4, 12.1 and 12.12 shall survive the payment in full of all the Notes.

     12.11 Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

     12.12 GOVERNING LAW. THIS AGREEMENT AND THE NOTES ISSUED OR SOLD HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     12.13 SUBMISSION TO JURISDICTION. THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, WITH RESPECT TO ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT AND THE NOTES, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS OF THE COMPANY SET FORTH IN SECTION 12.8 ABOVE, AND THAT SERVICE SO MADE, SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT AND FIVE BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THE COMPANY'S ADDRESS, AS THE CASE MAY BE, IN ACCORDANCE HEREWITH. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER

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JURISDICTIONS BY SUIT ON THE JUDGMENT (IF SUCH A PROCEDURE IS AVAILABLE UNDER

APPLICABLE LAW) OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY HOLDER OF NOTES TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY JURISDICTION AGAINST THE COMPANY OR TO ENFORCE A JUDGMENT OBTAINED IN THE COURTS OF ANY OTHER JURISDICTION.

     12.14 Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     12.15 Indemnification Provisions. The Company hereby agrees to indemnify each of the holders of the Notes or Registrable Securities and their respective directors, officers, agents and employees from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses actually incurred by any of them, including attorneys' fees, arising out of or by reason of (i) any action, suit, investigation, litigation, settlement, or other administrative or judicial proceeding related to any use made or proposed to be made by the Company of the proceeds of the Notes or the Company's issuance thereof; (ii) any breach of a representation or warranty of the Company to the Purchasers contained herein or in any certificate delivered pursuant to the provisions hereof; (iii) the failure of the Company or its Subsidiaries to perform any agreement set forth herein; (iv) any action, suit, investigation, litigation, settlement, or other administrative or judicial proceeding related to: (a) any environmental cleanup, assessment, containment, removal, testing, monitoring or audit, (b) non-compliance with any Environmental Laws, or (c) other matters relating to the protection of the Environment, in each case arising from or alleged to arise from acts or omissions of, or circumstances or conditions related to, the Company or any of its Subsidiaries; or (v) an actual or alleged Environmental Condition involving the Company or any Subsidiary thereof, regardless of whether caused by, or within the control of, the Company or such Subsidiary (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of such losses, liabilities, claims, damages, expenses, fees and disbursements which is permissible under applicable Laws.

     12.16 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE PURCHASERS WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH

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ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     12.17 Time of the Essence. Time is of the essence in interpreting and performing this Agreement and each Note issued pursuant to this Agreement.

     12.18 FINAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY

NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

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
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinbefore set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together constituting a single agreement.

                                        NATIONAL AUTO FINANCE COMPANY L.P.

                                        By:  National Auto Finance Corporation
                                        Its:   General Partner

                                        By:  _________________________
                                        Name:
                                        Title:

Accepted as of August 9, 1996
MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Trustee of the Commingled Pension Trust Fund (Multi-Market
Special Investment Fund II) of Morgan Guaranty Trust Company of New York

By:________________________
Name:
Title:

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinbefore set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together constituting a single agreement.

                                        NATIONAL AUTO FINANCE COMPANY L.P.

                                        By:  National Auto Finance Corporation
                                        Its:   General Partner

                                        By:  _________________________
                                        Name:
                                        Title:

Accepted as of August 9, 1996
MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York

By:____________________________
Name:
Title:

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinbefore set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together constituting a single agreement.

                                        NATIONAL AUTO FINANCE COMPANY L.P.

                                        By:  National Auto Finance Corporation
                                        Its:   General Partner

                                        By:  _________________________
                                        Name:
                                        Title:

Accepted as of August 9, 1996
MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Investment Manager and Agent for The Alfred P. Sloan Foundation (Multi-Market Account)

By:_______________________________
Name:
Title: